UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to § 240.14a-12

RLJ Entertainment, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RLJ ENTERTAINMENT, INC.

8515 Georgia Avenue, Suite 650

Silver Spring, Maryland 20910

Dear Fellow Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of RLJ Entertainment, Inc. (or the Company) on ___day, September __, 2016 at 9:30 a.m. local time at the offices of RLJ Entertainment, Inc. located at 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910.

Our Board of Directors recommends that stockholders vote FOR the following six proposals that will be considered and voted on during the Annual Meeting:

1.	Elect two Class III directors nominated by the Board of Directors, each for a three-year term (Proposal 1);
2.

Vote, in connection with entering into certain arrangements with a wholly owned subsidiary of AMC Networks, Inc. (“AMC”), to approve the issuance of shares of common stock to AMC issuable (a) upon exercise of the three warrants to be issued to AMC for an aggregate of 20 million shares of common stock and (b) as interest payments pursuant to a $65 million credit facility to be provided by AMC, which shares will exceed 50.1% of our outstanding common stock (Proposal 2);

3.

Vote to approve the exchange of our existing convertible preferred stock and 2015 warrants for new preferred stock and warrants and to approve the issuance of such number of shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants, including shares issuable pursuant to the anti-dilution provisions, which shares will exceed 19.99% of our outstanding common stock (Proposal 3);

4.	Vote on an advisory basis upon the compensation of the named executive officers as disclosed in the accompanying proxy statement (Proposal 4);
5.	Ratify the appointment of BDO LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 5);
6.

Vote to approve the adjournment of the Annual Meeting from time to time, if necessary or advisable (as determined by the Company) to solicit additional proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve any of the foregoing proposals (Proposal 6); and

7.	Any other matters that properly come before the meeting.

Please read the accompanying proxy statement carefully for information about the matters you are being asked to consider and vote upon.  Your vote is important.  Whether or not you attend the Annual Meeting in person, the Board urges you to promptly vote your proxy as soon as possible by mail using the enclosed postage-paid reply envelope, by phone using a toll-free telephone number, or over the Internet.  Sending in your proxy will not prevent you from voting your shares in person at the Annual Meeting if you desire to do so.

Thank you for your continued support.

Sincerely,

Robert L. JohnsonMiguel Penella

Chairman of the BoardChief Executive Officer

RLJ ENTERTAINMENT, INC.

8515 Georgia Avenue, Suite 650

Silver Spring, Maryland 20910

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On September __, 2016

To our Stockholders:

On behalf of the Board of Directors, you are cordially invited to attend the Annual Meeting of Stockholders, which will be held at the offices of RLJ Entertainment, Inc. (the “Company”) located at 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910 at 9:30 a.m. local time on ___day, September __, 2016, for the following purposes:

1.	Elect two Class III directors nominated by the Board of Directors, each for a three-year term (Proposal 1);
2.

Vote, in connection with entering into certain arrangements with a wholly owned subsidiary of AMC Networks, Inc. (“AMC”), to approve the issuance of shares of common stock to AMC issuable (a) upon exercise of the three warrants to be issued to AMC for an aggregate of 20 million shares of common stock and (b) as interest payments pursuant to a $65 million credit facility to be provided by AMC, which shares will exceed 50.1% of our outstanding common stock (Proposal 2);

3.

Vote to approve the exchange of our existing convertible preferred stock and 2015 warrants for new preferred stock and warrants and to approve the issuance of such number of shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants, including shares issuable pursuant to the anti-dilution provisions, which shares will exceed 19.99% of our outstanding common stock (Proposal 3);

4.	Vote on an advisory basis upon the compensation of the named executive officers as disclosed in the accompanying proxy statement (Proposal 4);
5.	Ratify the appointment of BDO LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 5);
6.

Vote to approve the adjournment of the Annual Meeting from time to time, if necessary or advisable (as determined by the Company) to solicit additional proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve any of the foregoing proposals (Proposal 6); and

7.	Any other matters that properly come before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.  Please carefully read the accompanying proxy statement.

The Board of Directors recommends stockholders vote “FOR” Proposals 1, 2, 3, 4, 5 and 6, as set forth in the accompanying proxy statement.

Stockholders of record of our common stock at the close of business on August 22, 2016 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

We have enclosed a proxy statement, a form of proxy and a postage-paid reply envelope.

Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented.

By order of the Board of Directors,

Miguel Penella

Chief Executive Officer

_______, 2016

Important Notice Regarding the Internet Availability of Proxy Materials

for the Stockholder Meeting to Be Held on September __, 2016

The Company’s proxy statement and the 2015 Annual Report are available on the Investors webpages at www.rljentertainment.com or http://phx.corporate-ir.net/phoenix.zhtml?c=109706&p=irol-reports.

IMPORTANT

Please read the accompanying proxy statement carefully for information about the matters you are being asked to consider and vote upon.  Your vote is important.  Whether or not you expect to attend the Annual Meeting in person, the Board urges you to vote your proxy at your earliest convenience by mail using the enclosed postage-paid reply envelope, by phone using a toll-free telephone number, or over the Internet.  This will help ensure the presence of a quorum at the Annual Meeting and will save us the expense of additional solicitation.  Sending in your proxy will not prevent you from voting your shares in person at the Annual Meeting if you desire to do so.  Your proxy is revocable at your option in the manner described in the accompanying proxy statement.

TABLE OF CONTENTS

Item	Page

Questions and Answers About these Proxy Materials and the Annual Meeting	1
Special Note Regarding Forward-Looking Statements	5
Proposal 1: Election of Directors	5
Board of Directors and Corporate Governance	8
Security Ownership of Certain Beneficial Owners and Management	12
Executive Officers	15
Certain Relationships and Transactions with Related Persons	15
Executive Compensation	18
Compensation Discussion and Analysis	18
Compensation Committee Report	20
Summary Compensation Table for Fiscal Year 2015	20
Employment Agreements	21
Outstanding Equity Awards at Fiscal Year End 2015	24
Equity Compensation Plan Information	24
Director Compensation	24
Director Compensation Table for Fiscal Year 2015	25
Audit Committee Report	25
Principal Accountant	26
Proposal 2: To approve the AMC Transaction	28
Background	28
Reasons for Recommending the AMC Transaction	31
Effects on the Company if the AMC Transaction is not Completed	32
Interests of the Company’s Directors and Named Executive Officers in the AMC Transaction	32
Regulatory Requirements	32
No Appraisal Rights	33
The Investment Agreement	33
The Credit Agreement	41
The Warrants	42
The Registration Rights Agreement	43
The Voting Agreement	43
The Waiver Agreements	44
The Executive Waiver Agreements	44
The Stockholders Agreement	44
Subordinated Note Amendments	44
Proposal 3: To approve the exchange of our existing convertible preferred stock and 2015 warrants for new preferred stock and warrants and to approve the issuance of such number of shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants, including shares issuable pursuant to the anti-dilution provisions, which shares will exceed 19.99% of our outstanding common stock	45
Proposal 4: Vote on an advisory basis on the compensation of the named executive officers	46
Proposal 5: Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015	47
Proposal 6: To approve the adjournment of the Annual Meeting from time to time, if necessary or advisable (as determined by the Company) to solicit additional proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve any of the foregoing proposals	47
Stockholder Proposals for the 2017 Annual Meeting	48
Householding of Proxies	48
Other Matters	48
Incorporation by Reference	49

RLJ ENTERTAINMENT, INC.
8515 Georgia Avenue, Suite 650

Silver Spring, Maryland 20910
(301) 608-2115

Proxy Statement
For the 2016 Annual Meeting of Stockholders
To Be Held On ___day, September __, 2016

Our Board of Directors (or our Board) is soliciting proxies to be voted at the Annual Meeting of Stockholders on ___day, September __, 2016 at 9:30 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

The notice, this proxy statement and the form of proxy enclosed are first being sent to stockholders on or about September __, 2016.  As used in this proxy statement, the terms “RLJE,” “Company,” “we,” “us” and “our” refer to RLJ Entertainment, Inc.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

Our Board is providing these proxy materials to you in connection with the 2016 Annual Meeting of Stockholders of the Company, to be held on September __, 2016.  As a stockholder of record of our common stock on August 22, 2016, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Who is soliciting my vote pursuant to this proxy statement?

Our Board is soliciting your vote at the Annual Meeting.  In addition, certain of our officers and employees may solicit, or be deemed to be soliciting, your vote.

Who is entitled to vote?

Only stockholders of record of our common stock at the close of business on August 22, 2016 are entitled to vote at the Annual Meeting.  If your shares of common stock are registered in your name on the records of the Company maintained by the Company's transfer agent, Computershare, these proxy materials are being sent to you directly.  If you hold shares in “street name,” meaning that they are registered in the name of a broker, nominee, fiduciary or other custodian, these proxy materials are being sent to you by the broker, nominee, fiduciary or other custodian through which you hold your shares.

How many shares are eligible to be voted?

As of the record date of August 22, 2016, we had 5,056,233 shares of common stock outstanding.  Each outstanding share of our common stock entitles its holder to one vote on each matter to be voted on at the Annual Meeting.

What am I voting on?

You are voting on the following matters:

To elect two Class III directors nominated by the Board of Directors, for a three-year term (Proposal 1);

To vote, in connection with entering into certain arrangements with a wholly owned subsidiary of AMC Networks, Inc. (“AMC”), to approve the issuance of shares of common stock to AMC issuable (a) upon exercise of the three warrants to be issued to AMC for an aggregate of 20 million shares of common stock and (b) as interest payments pursuant to a $65 million credit facility to be provided by AMC, which shares will exceed 50.1% of our outstanding common stock (Proposal 2);

To vote to approve the exchange of our existing convertible preferred stock and 2015 warrants for new preferred stock and warrants and to approve the issuance of such number of shares of common stock issuable upon conversion of

RLJ Entertainment, Inc.	1

the preferred stock and exercise of the warrants, including shares issuable pursuant to the anti-dilution provisions, which shares will exceed 19.99% of our outstanding common stock (Proposal 3);

To vote on an advisory basis upon the compensation of the named executive officers as disclosed in this proxy statement (Proposal 4);

To vote to ratify the appointment of BDO LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 5);

To approve the adjournment of the Annual Meeting from time to time, if necessary or advisable (as determined by the Company) to solicit additional proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve any of the foregoing proposals (Proposal 6); and

Any other matters that properly come before the meeting.

The Board of Directors does not currently know of any other matters that may be brought before the meeting for a vote.  However, if any other matters are properly presented for action, it is the intention of the persons named on the proxy card to vote on them according to their best judgment.

How does our Board recommend that I vote?

For the reasons set forth in more detail later in this proxy statement, our Board recommends that you vote:

“FOR” the two Class III directors nominated by the Board of Directors (Proposal 1);

“FOR” approval, in connection with entering into certain arrangements with AMC, of the issuance of shares of common stock to AMC issuable (a) upon exercise of the three warrants to be issued to AMC for an aggregate of 20 million shares of common stock and (b) as interest payments pursuant to a $65 million credit facility to be provided by AMC, which shares will exceed 50.1% of our outstanding common stock (Proposal 2);

“FOR” approval of the exchange of our existing convertible preferred stock and 2015 warrants for new preferred stock and warrants and approval of the issuance of such number of shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants, including shares issuable pursuant to the anti-dilution provisions, which shares will exceed 19.99% of our outstanding common stock (Proposal 3);

“FOR” approval of the compensation of the named executive officers (Proposal 4);

“FOR” ratification of the appointment of BDO LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 5).

“FOR” approval of the adjournment of the Annual Meeting from time to time, if necessary or advisable (as determined by the Company) to solicit additional proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve either of the foregoing proposals (Proposal 6).

How may I cast my vote?

Stockholder of Record.   If you are the stockholder of record, you may vote by one of the following methods:

in person at the Annual Meeting;

by mail;

by using the Internet; or

by telephone.

Whichever method you use, the proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions.  If you sign, date and return your proxy card without giving specific voting instructions, the proxies will vote your shares for Proposals 1, 2, 3, 4, 5 and 6.  The proxies will vote in their discretion with respect to any other matter properly presented for a vote at the Annual Meeting or any adjournment or postponement thereof.

Beneficial Owners of Shares Held in "Street Name."   If you are a beneficial owner of shares held in "street name" and do not provide the broker, nominee, fiduciary or other custodian through which you hold your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your

RLJ Entertainment, Inc.	2

shares may generally vote on routine matters but cannot vote on non-routine matters.  We believe that proposal 5 set forth in this proxy statement will be considered to be routine matters but proposals 1, 2, 3, 4 and 6 will not.  If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform us that it does not have the authority to vote on this matter with respect to your shares.  This is generally referred to as a "broker non-vote."  When we tabulate the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present.  Your broker or nominee will usually provide you with the appropriate instruction form at the time you receive this proxy statement.  We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions in the voting instruction form.

What do I need to bring with me if I attend the Annual Meeting?

If you plan on attending the Annual Meeting, please remember to bring with you photo identification, such as a driver's license.  In addition, if you hold shares in "street name" you should bring an account statement or other acceptable evidence of ownership of common stock as of the close of business on August 22, 2016, the record date for voting.  Finally, if you hold shares in "street name," in order to vote at the Annual Meeting, you will also need a valid “legal proxy” issued in your name, which you can obtain by contacting your account representative at the broker, nominee, fiduciary or other custodian through which you hold your shares.

How may I cast my vote by mail?

To vote by mail, you may complete the enclosed proxy card and then sign, date and return it in the postage-paid reply envelope provided.  Submitting a proxy now will not limit your right to vote at the Annual Meeting if you decide to attend in person.

If your shares are held in “street name,” meaning that they are registered in the name of a broker, nominee, fiduciary or other custodian, then generally only that broker, nominee, fiduciary or other custodian may execute a proxy and vote your shares.  Your broker, nominee, fiduciary or other custodian should provide you with a voting instruction form for your use to provide them with instructions as to how to vote your shares at the Annual Meeting.  If your shares are held of record in "street name" by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the Annual Meeting, you must obtain from the record holder a “legal proxy” issued in your name.

Stockholders that receive more than one proxy card or voting instruction form have shares registered in different forms or in more than one account.  Stockholders that receive more than one proxy card are requested to please sign, date and return all proxy cards and provide instructions for all voting instruction forms received to ensure that all of their shares are voted.

Shares represented by a properly executed proxy will be voted at the Annual Meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions.  Properly executed proxies that do not contain voting instructions with regard to a proposal will be voted "FOR" any such proposal.

How may I cast my vote over the Internet or by telephone?

If you are a stockholder of record, in addition to voting in person or by completing and mailing the proxy card, you may vote by using the Internet or by telephone. If you wish to vote via the Internet, access the website set forth on your proxy card and follow the instructions given. You will need your proxy card in hand when you access the website. Or, you can vote via telephone by calling the toll-free telephone number set forth on your proxy card. You will need your proxy card in hand when you call that number. You may vote via the Internet or telephone up until 11:59 p.m. Eastern Time the day before the Annual Meeting.

If you hold your shares in "street name," the broker, nominee, fiduciary or other custodian through which you hold your shares will instruct you as to how your shares may be voted by proxy.

How may I revoke or change my vote?

If you are the record owner of your shares, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

submitting to our Corporate Secretary a new proxy card, dated later than the prior proxy card;

RLJ Entertainment, Inc.	3

delivering written notice to our Secretary at 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910 stating that you are revoking your proxy; or

attending the Annual Meeting and voting your shares in person.

Please note that attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy.

If you hold your shares in "street name," the broker, nominee, fiduciary or other custodian through which you hold your shares will instruct you as to how you may revoke or change your vote.

What are the voting requirements?

Quorum Requirement.   Nevada law and our bylaws require that a quorum exist for the transaction of business at a stockholder meeting.  A quorum for the actions to be taken at the Annual Meeting will consist of a majority of the voting power of the outstanding shares of stock that are entitled to vote at the Annual Meeting.  Therefore, at the Annual Meeting, the presence, in person or by proxy, of the holders of shares of common stock representing at least 2,528,117 votes will be required to establish a quorum.  Proxies marked as abstaining, and any proxies returned by brokers as "broker non-votes" on behalf of shares held in "street name" because beneficial owners' discretion has been withheld as to one or more matters on the agenda for the Annual Meeting, will be treated as present and entitled to vote and will count towards the establishment of a quorum.

Required Votes.   Each outstanding share of our common stock is entitled to one vote on each proposal at the Annual Meeting.  Approval of the proposals requires the following affirmative vote:

Approval required for Proposal 1 (Election of Directors):  the candidates for director receiving the highest number of affirmative votes will be elected.  In an election of directors by plurality vote, abstentions have no effect, because approval by a percentage of the shares present or outstanding is not required.  "Broker non-votes" will also have no effect on this proposal.

Approval required for proposals 2, 3, 4, 5 and 6:  each of these proposals require the affirmative vote of a majority of votes cast by holders of our common stock present, in person or by proxy, and entitled to vote at the Annual Meeting.  Abstentions and broker non-votes will not be counted in determining the number of votes necessary for the approval of these proposals.

The Company has received voting agreements from certain directors, officers, stockholders and their affiliates holding in the aggregate more than 47% of the common stock to vote in favor of approval of Proposal 2.  Please see “Proposal 2:  Approval of the AMC Transaction — The Voting Agreement” for further information.

What happens if the Annual Meeting is adjourned?

If the Annual Meeting is adjourned to another time or place, notice is not required to be provided to the stockholders of the adjourned meeting if the time, place and means of any remote communications by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken and no new record date is fixed for the adjourned meeting after the adjournment.  If we adjourn the Annual Meeting to a later date, we will conduct the same business at the later meeting and, unless we set a new record date, only the stockholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.  Unless we set a new record date for an adjourned meeting and you are no longer a stockholder on the new record date, your proxy will still be effective and may be voted at the adjourned meeting.  In that case, you will still be able to change or revoke your proxy until it is voted.

Who is paying for the costs of this proxy solicitation?

The Company will bear the cost of this solicitation of proxies.  In addition to mailing these proxy materials, our directors, officers and employees may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile, or electronic communication.  We will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation.

RLJ Entertainment, Inc.	4

Who are the proxies?

The Board of Directors of the Company has appointed Miguel Penella, Nazir Rostom and Dawn Martens to serve as proxies at the Annual Meeting.  When you fill out your proxy card and return it, or if you vote electronically, you will be giving the proxies your instruction on how to vote your shares at the Annual Meeting.

Who will count the votes?

Computershare, our transfer agent, will receive and tabulate the proxy cards, ballots and voting instruction forms for us.

Whom should I call if I have questions regarding the Annual Meeting?

If you have questions regarding the Annual Meeting, please contact Dawn Martens (Corporate Secretary) at (301) 608-2115.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995.  Other than statements of historical fact, all statements made in this proxy statement are forward-looking, including, but not limited to, statements regarding industry prospects, future results of operations or financial position, statements of our intent, belief and current expectations about our strategic direction, prospective and future results and condition, and the matters contemplated by Proposals 2 and 3.  In some cases, forward-looking statements may be identified by words such as “will,” “should,” “could,” “may,” “might,” “expect,” “plan,” “possible,” “potential,” “predict,” “anticipate,” “believe,” “estimate,” “continue,” “future,” “intend,” “project” or similar words.

Unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any such forward-looking statements that may reflect events or circumstances occurring after the date of this proxy statement. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  For a discussion of such factors, please see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Bylaws provide that the number of directors can be determined by the Board, with the current number set by the Board at seven.  The following are the nominees for election as Class III directors proposed by the current Board to be elected at the 2016 Annual Meeting for a three-year term:

Class	Member(s)	Length of Term if Elected at 2016 Annual Meeting	Term Expires

III	Tyrone Brown	3-year term	2019 Annual Meeting
III	Robert L. Johnson	3-year term	2019 Annual Meeting

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named in the table above.  Each nominee has consented to serve as a director of the Company if elected, and management has no reason to believe the nominees will be unable to serve as directors.  In the event that a nominee becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board to fill the vacancy.  The Class I Directors’ (Messrs. Laszlo and Royster) term expires at the 2017 Annual Meeting and the Class II Director’s (Mr. Penella) term expires at the 2018 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE DIRECTOR NOMINEES.

RLJ Entertainment, Inc.	5

Information including principal occupation and other business affiliations, age, positions and offices held with us, and the year each current director was first elected is shown in the table below.  For information regarding each nominee's security ownership, see “Security Ownership of Certain Beneficial Owners and Management” below.

Name	Director Since	Age	Principal Occupation and Business Experience During Past Five Years and Other Directorships

Robert L. Johnson	2012	70

Mr. Johnson was appointed as the Company’s chairman in October 2012. From November 2010 to October 2012, Mr. Johnson served as the chairman of the board of RLJ Acquisition, Inc., a special purpose acquisition company that created the Company. Mr. Johnson founded The RLJ Companies, an innovative business network that owns or holds interests in a diverse portfolio of companies in businesses operating in hotel real estate investment; private equity; financial services; asset management; automobile dealerships; sports and entertainment; and video lottery terminal (or VLT) gaming, and has served as its chairman since February 2003. Prior to forming The RLJ Companies, Mr. Johnson was founder and chief executive officer of Black Entertainment Television (or BET), which was acquired by Viacom Inc. in 2001. He continued to serve as chief executive officer of BET until February 2006. In July 2007, Mr. Johnson was named by USA Today as one of the “25 most influential business leaders of the past 25 years.” Mr. Johnson currently serves on the boards of directors of RLJ Lodging Trust (NYSE: RLJ), KB Home (NYSE: KBH), Lowe’s Companies, Inc. (NYSE: LOW), Strayer Education, Inc. (NASDAQ: STRA) and Retirement Clearinghouse, LLC. He previously served as a director of Hilton Hotels Corporation, US Airways Group, Inc., General Mills, Inc. and IMG Worldwide, Inc., and a member of the board of trustees at The Johns Hopkins University.

Miguel Penella	2012	47

Mr. Penella was appointed as the Company’s Chief Executive Officer on January 18, 2013.  From October 2012 until January 18, 2013, Mr. Penella served as Chief Operating Officer. Mr. Penella has served as a director of the Company since October 2012. From April 2007 to October 2012, Mr. Penella served as chief executive officer of Acorn Media Group, Inc., which was acquired by the Company in October 2012, where he oversaw operations and was the driving force behind the worldwide expansion of both the Acorn and Acacia brands, including the acquisition of 64% of Agatha Christie Limited and the launch of Acorn TV, the Company’s first proprietary subscription VOD channel. From 2004 to April of 2007, Mr. Penella was president of Acorn’s direct-to-consumer operations offering DVDs and other high quality products through catalogs and online marketing vehicles. Under his leadership, Acorn’s direct-to-consumer operations grew from $8 million to $40 million in sales. Mr. Penella came to Acorn from Time-Life where he rose in the ranks from circulation director of the catalog department to director of catalogs for the music division and then to vice president of customer marketing in 2001. Previously, he worked in catalog management for the National Direct Marketing Corporation and the National Wildlife Federation.

RLJ Entertainment, Inc.	6

Name	Director Since	Age	Principal Occupation and Business Experience During Past Five Years and Other Directorships

Tyrone Brown	2012	73

Mr. Brown has served as a member of the Company’s board of directors since October 2012. Mr. Brown is a self-employed attorney. Since January 2014, Mr. Brown has served as Consulting Counsel at Wiley Rein, a Washington, DC law firm where he consults with the firm's clients on media and telecommunications matters.  Mr. Brown was an initial investor and director in the successful re-launch after bankruptcy of IRIDIUM, the global mobile satellite system, serving as IRIDIUM’s vice chairman from January 2002 until a successful public offering in October 2009. Previously, he was the co-founder of District Cablevision, the DC cable television system, where he was president and a director from 1986 to February 1992. Mr. Brown also served as a director and principal outside counsel of Black Entertainment Television (or BET) until its successful public offering in 1991, and vice president and general counsel of Post-Newsweek Stations, the broadcast station subsidiary of the Washington Post Company, from 1971 to 1974. In addition to his entrepreneurial and business activities, Mr. Brown has practiced communications law at a number of major DC law firms and served as a law clerk for the late Chief Justice of the Supreme Court Earl Warren, as an aide to Senator Edmund Muskie and as an FCC Commissioner under the Carter Administration.

Andor (Andy) M. Laszlo	2012	49

Mr. Laszlo has served as a member of the Company’s board of directors since October 2012. Mr. Laszlo joined Sun Trust Robinson Humphrey in January 2014 where he serves as Managing Director and Head of Technology, Media & Communications Equity Origination. Mr. Laszlo served as a Managing Director at Lazard Capital Markets LLC (or LCM) from June 2010 to December 2013, where he served as Head of Corporate Underwriting and Head of Business Development.  Prior to joining LCM, Mr. Laszlo served as a Senior Advisor to Sports Properties Acquisition Corp., a special purpose acquisition company focused on the sports, leisure and entertainment sectors, from November 2007 to April 2010. Between 1997 and 2007, Mr. Laszlo held various senior equity capital markets positions at both Lehman Brothers and Bank of America Securities.  Mr. Laszlo was the Head of Media & Telecom equity capital markets for Bank of America Securities based in New York, NY.  Prior to that, Mr. Laszlo was Head of Equity Syndicate and Head of Media & Telecom Equity Capital Markets at Lehman Brothers International (Europe), during which time he was based in London, England.  In between his tenure at Lehman Brothers and Bank of America, Mr. Laszlo spent approximately one year as the Chief Operating Officer and Head of Business Development at Eagle Rock Capital Management, LLC, a New York-based multi-strategy hedge fund.  Mr. Laszlo has been involved in transactions totaling more than $20 billion of equity issuance over the course of his career. Mr. Laszlo serves on the Advisory Board of Falconhead Capital Management, a private equity firm based in New York City.  He also serves on the board of directors of Rita’s Franchise Company, a leading franchise company focused on frozen treats.  Previously, Mr. Laszlo served on the board of directors of Radar Detection Holdings Corp. (or Escort Radar), a leading designer, manufacturer and distributor of highway radar and laser detectors.  Mr. Laszlo began his career as an attorney with Philadelphia, Pennsylvania-based Rawle & Henderson, the nation's oldest law firm.

RLJ Entertainment, Inc.	7

Name	Director Since	Age	Principal Occupation and Business Experience During Past Five Years and Other Directorships

Scott Royster	2014	52

Mr. Royster has served as a member of the Company’s board of directors since January 2014.  Mr. Royster is an entrepreneur and has co-founded two companies in the education sector – Latimer Education, Inc. (or Latimer) and Maarifa Edu Holdings Limited (or Maarifa).  Since September 2009 he has served as Chairman of Latimer and, since August 2014, as Chief Executive Officer of Maarifa.  Latimer, based in Washington, DC, is an education company serving the higher education needs of African-Americans in the USA, and Maarifa is an education company that acquires and operates private universities in Africa and is based in Nairobi, Kenya.  From November 2008 until the formation of Latimer, Mr. Royster was engaged in planning for the formation of Latimer and acted as a consultant to several companies. Mr. Royster served as Executive Vice President of Business Development and Chief Financial Officer of DigitalBridge Communications, an early-stage wireless technology company, from January 2008 to November 2008. From 2006 to 2008, Mr. Royster was a member of the board of directors for HRH, Inc. (NYSE: HRH), an insurance brokerage firm.  Between June 1996 to December 2007, Mr. Royster served as Executive Vice President and Chief Financial Officer of Radio One, Inc. (NASDAQ: ROIA and ROIAK), an owner/operator of major market radio stations and other media assets.

Dayton Judd	2015	45

Mr. Judd is the Founder and Managing Partner of Sudbury Capital Management.  Prior to founding Sudbury, Mr. Judd worked from 2007 through 2011 as a Portfolio Manager at Q Investments, a multi-billion dollar hedge fund in Fort Worth, Texas. Prior to Q  Investments, he worked with McKinsey & Company from 1996 through 1998, and again from 2000 through 2007.  Mr. Judd graduated from Brigham Young University in 1995 with a bachelor’s degree, summa cum laude, and a master’s degree, both in accounting.  He also earned an MBA with high distinction from Harvard Business School in 2000, where he was a Baker Scholar.  Mr. Judd is a Certified Public Accountant.

John Ziegelman	2015	52

Mr. Ziegelman is a portfolio manager for Wolverine Asset Management, LLC (or Wolverine).  Prior to joining Wolverine in 2013, Mr. Ziegelman was the founder of Carpe Diem Capital Management (2001) and co-founder of Castle Creek Partners (1997); both firms were engaged in private placements and corporate restructurings.  Prior to Castle Creek Partners, Mr. Ziegelman worked at Citadel Investment Group and spent most of his early career as an investment banker, working for both Shearson Lehman Brothers and Kidder, Peabody & Co. in their real estate and corporate finance/M&A departments.  Mr. Ziegelman graduated from the University of Michigan in 1986 with a BA in Philosophy and Classical Archaeology and earned an MBA from the University of Chicago in 1993 concentrating his studies on finance and accounting.

Pursuant to the terms of the outstanding Preferred Stock, the holder of Series A-1 Preferred Stock designated John Ziegelman as a director, and the holder of Series A-2 Preferred Stock designated Dayton Judd as a director.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our Board reviewed the NASDAQ independence standards with regard to our directors, including whether specified transactions or relationships existed during the past three years, between our directors, or certain family members or affiliates of our directors, and RLJE, any of its subsidiaries, certain other affiliates, or our independent registered public accounting firm.  As a result of the review, our Board determined that Messrs. Brown, Laszlo, Royster, Judd and Ziegelman are “independent” as that term is used in NASDAQ Stock Market Rule 5605.  We do not know of any family relationships among or between any of our directors, executive officers, or key employees.  With regard to the independence of our

RLJ Entertainment, Inc.	8

directors regarding committee independence, see Board of Directors and Corporate Governance – Committees of the Board below.

Board and Committee Meetings; Annual Meeting Attendance

During 2015, the Board held six meetings.  Each of the directors attended more than 75% of the total number of board of directors and committee meetings he or she was eligible to attend.

The Company does not have a formal written policy requiring directors to attend the Annual Meeting, although directors are encouraged to attend. Four directors attended the 2015 annual meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires RLJE’s directors, executive officers and the beneficial holders of more than 10% of a registered class of RLJE’s equity securities to file initial reports of ownership and changes in ownership of common stock and other equity securities of RLJE with the Securities and Exchange Commission (or SEC).  Based solely on a review of copies of reports filed with the SEC and written representations by certain officers and directors, we believe that all of our officers, directors and stockholders subject to the reporting requirements of Section 16(a) filed all of their reports related to non-exempt transactions on a timely basis during the fiscal year ended December 31, 2015, except for one Form 4 for Mr. Penella, reporting one transaction.  We also believe these persons filed all of their reports related to exempt transactions on a timely basis during the fiscal year ended December 31, 2015.

Code of Ethics and Governance Guidelines

We have a Code of Ethics and Business Conduct Policy that applies to all of our employees, including our principal executive officer and principal financial and accounting officer, and to our directors.  We have posted the Code of Ethics and Business Conduct Policy under the menu “Investors – Corporate Governance” on our website at www.rljentertainment.com.  If we waive any material portion of our Code of Ethics and Business Conduct Policy that applies to our principal executive officer or principal financial and accounting officer or amend the Code of Ethics and Business Conduct Policy (other than technical, administrative or other non-substantive amendments), we will disclose that fact on our website at www.rljentertainment.com within four business days.

Committees of the Board

Audit Committee. The Company has an Audit Committee comprised of Messrs. Judd, Royster, and Laszlo (Chairman). The committee held six meetings during 2015.  Effective June 4, 2015, Messrs. Edwards and Sinclair resigned from the Board and on June 30, 2015, Dayton Judd was appointed to the Audit Committee. The Board has determined that Messrs. Judd, Royster, and Laszlo are, and Messrs. Edwards and Sinclair were, independent as that term is used in NASDAQ Stock Market Rule 5605 and in Rule 10A-3(b)(1) under the Exchange Act of 1934 and that Mr. Royster is an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee. The Company has a Compensation Committee comprised of Messrs. Brown (Chairman), Laszlo, and Ziegelman. The committee held three meetings during 2015.  Effective June 4, 2015, Messrs. Goldfarb and Sinclair resigned from the Board and on June 30, 2015, Messrs. Laszlo and Ziegelman were appointed to the Compensation Committee.  The Board has determined that Messrs. Brown, Laszlo, and Ziegelman are, and Messrs. Goldfarb and Sinclair were, independent as that term is used in NASDAQ Stock Market Rule 5605.

Nominations and Governance Committee.  The Company had a Nominations and Governance Committee until June 4, 2015 that was comprised of Messrs. Edwards and Goldfarb and Ms. Wardell (Chairman).  The committee held no meetings during 2015 but took action by written consent on one occasion. Effective June 4, 2015, Messrs. Edwards and Goldfarb and Ms. Wardell resigned from the Board and on June 30, 2015, the Board determined that the entire Board would act as the Nominations and Governance Committee.  The Board has determined that Messrs. Brown, Judd, Laszlo, Royster, and Ziegelman are, and Messrs. Edwards and Goldfarb and Ms. Wardell were, independent as that term is used in NASDAQ Stock Market Rule 5605.

RLJ Entertainment, Inc.	9

Director Nominations and Qualifications

Board Member Qualification Criteria. The Nominations and Governance Committee has adopted board member qualification criteria, which set forth the attributes and qualifications considered by the committee in evaluating nominees for director. The primary qualities and characteristics the committee looks for in nominees for director are:

•	Management and leadership experience;
•	Relevant knowledge and diversity of background and experience; and
•	Personal and professional ethics, integrity and professionalism.

The committee also believes that the Board should be composed of individuals who have achieved a high level of distinction in business, law, education or public service and who possess one or more of the following specific qualities or skills:

•	Financial expertise;
•	General knowledge of the entertainment industry;
•	Legal or accounting experience; and
•	CEO, CFO or other senior management experience.

The Nominations and Governance Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the Nominations and Governance Committee considers and discusses diversity, among many other factors, with a broad view toward the needs of the entire board of directors. When identifying and recommending director nominees, the Nominations and Governance Committee views diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that can contribute to board heterogeneity. The Nominations and Governance Committee believes that including diversity as one of the many factors considered in selecting director nominees is consistent with the committee's goal of creating a board of directors that best serves the needs of the Company and the interests of its stockholders.

Internal Process for Identifying Candidates. Members of the Nominations and Governance Committee or other directors or executive officers may, from time to time, identify potential candidates for nomination to the Board. All proposed nominees, including candidates recommended for nomination by stockholders in accordance with the procedures described below, will be evaluated in light of the board member qualification criteria and the projected needs of the Board at the time. The committee may retain a search firm to assist in identifying potential candidates for nomination to the Board. The search firm's responsibilities may include identifying and evaluating candidates believed to possess the qualities and characteristics set forth in the board member qualification criteria, providing background information on potential nominees and interviewing and screening nominees if requested to do so by the Nominations and Governance Committee. All of the current directors were interviewed by all members of the then-current Board, and based on their interviews and qualifications, were elected to the Board.  In connection with the Annual Meeting, the Nominations and Governance Committee has reviewed the qualifications of the current directors and recommended them to the Board for nomination for election by the stockholders at the Annual Meeting.

Stockholder Recommendations for Directors. The Nominations and Governance Committee will consider candidates recommended by stockholders for election to our board. A stockholder who wishes to recommend a candidate for evaluation by the committee should forward the candidate’s name, business or residence address, principal occupation or employment, and a description of the candidate's qualifications to the Chairman of the Nominations and Governance Committee, care of the Corporate Secretary, RLJ Entertainment, Inc., 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910.

In order for a candidate proposed by a stockholder to be considered by the committee for inclusion as a Board nominee at the 2017 Annual Meeting of Stockholders, the candidate must meet the board member qualification criteria described above and must be expressly interested and willing to serve as a director. In addition, the corporate secretary must receive the request for consideration and all required information no later than 5:00 p.m., local time, on _________, 2017.

Proposals should be sent via registered, certified or express mail. The corporate secretary will send properly submitted stockholder recommendations to the chairman of the Nominations and Governance Committee. Individuals recommended to the committee by stockholders in accordance with these procedures will be evaluated by the committee in the same manner as individuals who are recommended through other means.

RLJ Entertainment, Inc.	10

Article 12, Section 12.03 of our Bylaws also permits a stockholder to propose a candidate at an Annual Meeting of Stockholders who is not otherwise nominated by the Board through the process described above if the stockholder complies with the advance notice, information, and consent provisions contained in the Bylaws. To comply with the advance notice provision of the by-laws, a stockholder who wishes to nominate a director at the 2017 Annual Meeting of Stockholders must provide us written notice no earlier than _____, 2017 and no later than _____, 2017. You may contact our corporate secretary to obtain the specific information that must be provided with the advance notice.

Leadership Structure

The positions of Chairman and Chief Executive Officer currently are separated at the Company. The Board believes that this structure best serves the Company’s needs at this time. The Board believes that its current structure helps maintain separate oversight of management. The Board intends to periodically review and consider whether the positions of Chairman and Chief Executive Officer should be combined or separated as part of its regular review of the effectiveness of our governance structure.

Board Role in Risk Oversight

The Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted at the Board level and, where relevant to a committee’s duties, through the committees of the Board. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces. The existing Board leadership structure discussed above encourages communication between management, the Chairman, and the independent directors. We believe that this communication improves the Company’s identification and implementation of effective risk management strategies.

Risk-Related Compensation Policies and Practices

The Compensation Committee has reviewed the risk profile of its executive and non-executive compensation programs. The Compensation Committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Communications with the Board

Individuals may communicate with the Board or any director by writing c/o RLJ Entertainment, Inc., 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910, attention Corporate Secretary. Communications to the non-employee directors may be sent to the same address. We promptly forward all such correspondence to the indicated directors.

RLJ Entertainment, Inc.	11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of August 18, 2016, with respect to the beneficial ownership of shares of our Common Stock owned by (i) each person, who, to our knowledge based on Schedules 13D or 13G or other reports filed with the SEC, is the beneficial owner of more than 5% of our outstanding Common Stock, (ii) each person who is a director, (iii) each Named Executive Officer, and (iv) all of our directors and executive officers as a group.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock(2)
RLJ SPAC Acquisition, LLC(3)	9,184,774	68.79%
Robert L. Johnson (3)	9,184,774	68.79%
JH Evergreen Management, LLC (4)	4,225,031	60.66%
Wolverine Asset Management, LLC (5)	505,117	9.99%
Sudbury Capital Fund, LP (6)	1,160,309	18.96%
Dayton Judd (7)	1,202,605	19.80%
Wexford Spectrum Investors (8)	924,508	16.82%
Peter Edwards (9)	677,237	12.33%
Morris Goldfarb (10)	564,504	10.16%
Drawbridge Special Opportunities Fund LP (11)	333,334	6.18%
Miguel Penella (12)	241,614	4.77%
Andor (Andy) M. Laszlo (13)	47,680	*
Tyrone Brown (13)	47,013	*
Scott Royster (13)	43,898	*
Nazir Rostom	33,334	*
Mark Nunis (14)	18,662	*
John Ziegelman	—	—
All directors and executive officers as a group (8 persons)	10,819,580	75.00%

*	Less than 1%

Notes to Beneficial Ownership Table:

(1)

Beneficial ownership is determined in accordance with SEC rules.  For the number of shares beneficially owned by those listed above, we rely on information confirmed by each beneficial owner.  Except as indicated by footnote below, each person named reportedly has sole voting and investment powers with respect to the common stock beneficially owned by that person, subject to applicable community property and similar laws.  Except as indicated by footnote below, each owner’s mailing address is c/o RLJ Entertainment, Inc., 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910.

(2)

On August 18, 2016, there were 5,056,233 shares of common stock outstanding.  Common stock not outstanding but which underlies preferred stock and warrants exercisable as of, or within, 60 days after August 18, 2016, is deemed to be outstanding and beneficially owned for the purpose of computing the percentage of the common stock beneficially owned by each named person or entity (and the directors and executive officers as a group), but is not deemed to be outstanding for any other purpose, including computing the percentage of any other person or entity.  As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on the record date.

(3)

The RLJ Companies, LLC is the sole manager and is the sole voting member of RLJ SPAC Acquisition, LLC.  Robert L. Johnson is the sole manager and the sole voting member of The RLJ Companies, LLC (collectively RLJ).  Mr. Johnson disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.  Includes 888,831 shares of common stock, warrants exercisable at $36 per share to purchase 1,272,223 shares of common stock, warrants exercisable at $4.50 per share to purchase 1,500,000 shares of common stock and 15,000 shares of Series B-2 Convertible Preferred Stock with a conversion price of $3 per share into 5,523,720 shares of common stock, including accrued dividends.  The mailing address for RLJ is 3 Bethesda Metro Center, Suite 1000, Bethesda, Maryland 20814.

(4)

Information presented regarding JH Evergreen Management, LLC (or JH Evergreen Management) is based solely on the Form 4/A filed on May 26, 2015, Schedule 13D filed on June 11, 2015, Schedule 13G/A filed on February 13,

RLJ Entertainment, Inc.	12

2015 and Schedule 13G initially filed on October 15, 2012.  The reporting persons include (i) JH Evergreen Management, a Delaware limited liability company; (ii) JH Partners Evergreen Fund, L.P., a Delaware limited partnership (or JH Evergreen); (iii) JH Investment Partners III, LP, A Delaware limited partnership (or JHIP III); (iv) JH Investment Partners GP Fund III, LLC, a Delaware limited liability company (or JHIP GP III); (v) Forrestal, LLC, a Delaware limited liability company (or Forrestal); and (vi) John C. Hansen.  Includes 678,093 shares of common stock, warrants exercisable at $36 per share to purchase 44,706 shares of common stock, warrants exercisable at $4.50 per share to purchase 747,945 shares of common stock and 7,479.432 shares of Series B-1 Convertible Preferred Stock with a conversion price of $3 per share into 2,754,287 shares of common stock, including accrued dividends.  The mailing address of JH Evergreen Management and the other affiliated filers is 451 Jackson Street, San Francisco, California 94111-1615.  Mr. Hansen disclaimed beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5)

Information presented regarding Wolverine Asset Management, LLC is based in part on the Schedule 13D filed on June 1, 2015 and Schedule 13D/A filed on October 13, 2015.  The securities reported herein were purchased for the account of Wolverine Flagship Fund Trading Limited, a private investment fund managed by Wolverine Asset Management, LLC.  The reporting persons include (i) Wolverine Asset Management, LLC, an Illinois limited liability company, (ii) Wolverine Holdings, L.P., an Illinois limited partnership, (iii) Wolverine Trading Partners, Inc., an Illinois corporation, (iv) Christopher L. Gust, and (v) Robert R. Bellick.  The amount set forth as the beneficial ownership takes into account the Ownership Limitation (as defined below).  Without such Ownership Limitation, Wolverine’s beneficial ownership would be 1,879,782, which includes warrants exercisable at $36 per share to purchase 6,790 shares of common stock, warrants exercisable at $4.50 per share to purchase 400,000 shares of common stock and 4,000 shares of Series A-1 Convertible Preferred Stock with a conversion price of $3 per share into 1,472,992 shares of common stock, including accrued dividends.  The reporting persons are prohibited from converting any Series A-1 Convertible Preferred Stock or exercising certain warrants if as a result the reporting persons would beneficially own more than 9.99% of the outstanding common stock (the “Ownership Limitation”).  The mailing address for Wolverine and the other affiliated filers is 175 West Jackson Blvd., Suites 200 and 340 Chicago, Illinois 60604.

(6)

Information presented regarding Sudbury Capital Fund, LP (or Sudbury) is based solely on the Schedule 13D/A filed on May 27, 2015.  The reporting persons include (i) Sudbury Capital Fund, LP, a Delaware limited partnership and pooled investment vehicle (or SCF); (ii) Sudbury Holdings, LLC a Delaware limited liability company (or SH); (iii) Sudbury Capital Management, LLC a Delaware limited liability company and the investment adviser (or SCM); (iv) Sudbury Capital GP, LP, a Delaware limited partnership and the general partner of the pooled investment vehicle (or SCGP) and (v) Dayton Judd, the Managing Member of SCM and Partner and Manager of SCGP (collectively the reporting persons).  Includes 96,715 shares of common stock, warrants exercisable at $36 per share to purchase 127,098 shares of common stock, warrants exercisable at $4.50 per share to purchase 200,000 shares of common stock and 2,000 shares of Series A-2 Convertible Preferred Stock with a conversion price of $3 per share into 736,496 shares of common stock, including accrued dividends.  The mailing address for Sudbury and the other affiliated filers is 878 S. Denton Tap Road, Suite 220, Coppell, TX 75019.

(7)	Includes 42,296 shares of common stock, of which 37,250 are subject to restricted stock awards, and indirect ownership of Sudbury Capital Fund, LP.
(8)

Information presented regarding Wexford Spectrum Investors LLC (or WSI) is based solely on the information provided in the Form 4 filed on January 8, 2015, Schedule 13G/A filed on January 16, 2015, Schedule 13G/A filed on February 14, 2014, Form 3 filed on February 25, 2013, Schedule 13G/A filed on February 11, 2013, and Schedule 13G initially filed on October 12, 2012.  Wexford Capital LP (or Wexford Capital) may, by reason of its status as manager of WSI, be deemed to own beneficially the securities of which WSI possesses beneficial ownership. Wexford GP LLC (or Wexford GP) may, as the General Partner of Wexford Capital, be deemed to own beneficially the securities of which WSI possesses beneficial ownership. Each of Charles E. Davidson (or Davidson) and Joseph M. Jacobs (or Jacobs) may, by reason of his status as a controlling person of Wexford GP, be deemed to own beneficially the securities of which WSI possesses beneficial ownership. Each of Wexford Capital, Wexford GP, Davidson and Jacobs shares the power to vote and to dispose of the securities beneficially owned by WSI. Each of Wexford Capital, Wexford GP, Davidson and Jacobs disclaims beneficial ownership of the securities owned by WSI and this report shall not be deemed as an admission that they are the beneficial owners of such securities except, in the case of Davidson and Jacobs, to the extent of their respective interests in each member of WSI.  Includes 484,508 shares of common stock and warrants exercisable at $36 per share to purchase 440,000 shares of common stock.  The mailing address for WSI and the other affiliate filers is 411 West Putnam Avenue, Suite 125, Greenwich, Connecticut 06830.

(9)

Information presented regarding Peter Edwards is based solely on the information provided in the Schedule 13G filed on February 12, 2016.  The mailing address of Mr. Edwards is 7400 Meadow Lane, Chevy Chase, MD 20815.

RLJ Entertainment, Inc.	13

Includes 240,604 shares of common stock, warrants exercisable at $36 per share to purchase 202,509 shares of the common stock, warrants exercisable at $4.50 per share to purchase 50,000 shares of common stock and 500 shares of Series B-2 Convertible Preferred Stock with a conversion price of $3 per share into 184,124 shares of common stock, including accrued dividends.

(10)

Information presented regarding Morris Goldfarb is based solely on the information provided in the Schedule 13G filed on February 12, 2016.  The mailing address of Mr. Goldfarb is c/o G-III Apparel Group, Ltd., 512 7th Avenue, 35th Floor, New York, NY 10018. Includes 62,922 shares of common stock, warrants exercisable at $36 per share to purchase 33,334 shares of common stock, warrants exercisable at $4.50 per share to purchase 100,000 shares of common stock and 1,000 shares of Series B-2 Convertible Preferred Stock with a conversion price of $3 per share into 368,248 shares of common stock, including accrued dividends.

(11)

Information presented regarding Drawbridge Special Opportunities Fund LP is based solely on the Schedule 13G filed on October 15, 2012 filed on behalf of (i) Drawbridge Special Opportunities Fund LP, a Delaware limited partnership, directly owns warrants to acquire shares of the common stock as described herein; (ii) Drawbridge Special Opportunities GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Special Opportunities Fund LP; (iii) Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company, is the managing member of Drawbridge Special Opportunities GP LLC; (iv) Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company, is the investment manager of Drawbridge Special Opportunities Fund LP; (v) FIG LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding interests of Drawbridge Special Opportunities Advisors LLC; (vi) Fortress Operating Entity I LP, a Delaware limited partnership, is the holder of all of the issued and outstanding interests of FIG LLC and Fortress Principal Investment Holdings IV LLC; (vii) FIG Corp., a Delaware corporation, is the general partner of Fortress Operating Entity I LP; and (viii) Fortress Investment Group LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding shares of FIG Corp. Includes warrants exercisable at $36 per share to purchase 333,334 shares of common stock.  The mailing address of Drawbridge Special Opportunities Fund LP and the other affiliated filers is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Chief Compliance Officer.

(12)	Includes 230,405 shares of common stock, of which 140,048 are subject to restricted stock awards, and warrants exercisable at $36 per share to purchase 11,209 shares of common stock.
(13)	Includes 37,250 shares of common stock subject to restricted stock awards.
(14)	Includes 13,587 shares of common stock subject to restricted stock awards.

RLJ Entertainment, Inc.	14

EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each of our executive officers.

Name	Age	Position

Miguel Penella	47	Chief Executive Officer
Nazir Rostom	40	Chief Financial Officer

Biographical information for Mr. Penella is set forth above under “ELECTION OF DIRECTORS.”

Mr. Rostom was appointed as the Company’s Chief Financial Officer in May 2016.  From January 2014 to May 2016, Mr. Rostom served in senior and executive positions with GetWellNetwork, Inc. (“GWN”), a healthcare solutions provider. He was GWN’s Vice President, Financial Planning and Analysis from January 2014 to February 2015, Acting Chief Financial Officer from March 2015 to September 2015 and was Vice President, Finance from October 2015 to May 2016. During his tenure, Mr. Rostom led various strategic financing, M&A activities, and financial planning and analysis at GWN. Prior to GWN, he was Director of Finance and Assistant Treasurer for GTT Communications, Inc. (“GTT”, formerly Global Telecom and Technology, Inc.), from September 2011 to January 2014. Previous to GTT, Mr. Rostom led various structured financing deals in the capital markets at National Rural Utilities Electric Cooperative Finance Corporation and CapitalSource, Inc. Mr. Rostom began his career in investment banking at PriceWaterhouseCoopers, Securities LLC. Mr. Rostom is a Certified Public Accountant and a CFA Charterholder. He holds a MBA from Duke University and a Bachelor of Science in Business Administration from Georgetown University.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Our policy on related-person transactions is included in our revised Code of Ethics and Business Conduct Policy, which has been reviewed and approved by the Board effective as of October 3, 2012.  Our policy states that each executive officer, director or nominee for director will disclose to the Audit Committee of the Board the following information regarding a related-person transaction for review, approval or ratification by the Audit Committee:  (i) the name of the related-person (as defined by Item 404(a) of Regulation S-K under the Exchange Act), and if he or she is an immediate family member of an executive officer, director or nominee for director, the nature of such relationship; (ii) the related-person’s interest in the transaction; (iii) the approximate dollar value of the amount involved in the transaction; (iv) the approximate dollar value of the amount of the related-person’s interest in the transaction; and (v) in the case of indebtedness, the largest total amount of principal outstanding since the beginning of our last fiscal year, the amount of principal outstanding as of the latest practicable date, the amount of principal paid since the beginning of our last fiscal year, and the rate or amount of interest payable on the indebtedness.

The Audit Committee’s decision whether or not to approve or ratify the related-person transaction is made in light of its determination as to whether consummation of the transaction is believed by the Audit Committee to not be or have been contrary to our best interests.  The Audit Committee may take into account the effect of a director’s related-person transaction on such person’s status as an independent member of our Board and eligibility to serve on Board committees under SEC and stock exchange rules, as applicable.

On October 3, 2012, in connection with the consummation of the Business Combination, the Company, RLJ Acquisition, Inc., JH Partners Evergreen Fund, L.P. (or JH Evergreen), JH Investment Partners III, LP (or JHIP III), JH Investment Partners GP Fund III, LLC (or JHIP GP III, and collectively the JH Parties), Drawbridge Special Opportunities Fund, LP, Miguel Penella, certain shareholders of Acorn, Peter Edwards as the Acorn Representative, RLJ SPAC Acquisition, LLC, William S. Cohen, Morris Goldfarb, and, as amended to add Wexford Spectrum Investors LLC, entered into an amended and restated registration rights agreement (the Registration Rights Agreement), pursuant to which the Company has agreed to register certain of its securities held by the stockholders who are a party to the Registration Rights Agreement under the Securities Act of 1933, as amended (the Securities Act). Such stockholders are entitled under such agreement to make up to three demands, excluding short form registration demands, that the Company register certain of its securities held by them for sale under the Securities Act. In addition, such stockholders have the right to include their securities in other registration statements filed by the Company.

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Upon consummation of the Business Combination, we issued unsecured subordinated promissory notes in the aggregate principal amount of $14.8 million to the selling preferred stockholders of Image, which included the JH Parties, and Messrs. Green, Avagliano and Hyde, who were former executive officers of the Company.  The unsecured subordinated notes bear interest at 12% per annum, of which 5.4% is payable in cash annually, and at our discretion the balance is either paid through the issuance of shares of our Common Stock valued at their then-current market price, or accrues and is added to principal, which is payable upon maturity. The subordinated notes mature on October 3, 2018 or six months after the latest stated maturity of the senior debt issued pursuant to the 2014 Credit Agreement.  In May 2014, $1,805,000 interest was due on the promissory notes, of which $992,000 was added to principal and the balance was paid in cash.

On April 15, 2015, the holder of the unsecured promissory notes agreed to:

(a) convert 50% of the outstanding balance under the subordinated notes into the convertible preferred stock with rights and preferences equal to those of the Bridge Preferred Stock;

(b) amendments to the subordinated notes (i) changing the interest rate payable from 12% to 1.5% per annum for the 24-month period commencing on January 1, 2015, and then 12% per annum thereafter; and (ii) specifying that 45% of the interest due will be payable in cash and the remainder of the accrued interest will be payable in the form of additional subordinated notes; and

(c) a waiver of any existing defaults and events of default.

In connection with the issuance of the preferred stock and warrants, the holders of the subordinated notes exchanged approximately $8.5 million of subordinated notes for 8,546 shares of preferred stock and 2,564,000 warrants. At June 30, 2016, the principal balance due pursuant to these notes was $8.6 million.

On May 20, 2015, we closed a transaction in which we sold 31,046 shares of preferred stock and warrants to acquire 9,313,873 shares of common stock for $22.5 million in cash and the exchange of $8.5 million in subordinated notes.  We entered into a Securities Purchase Agreement (the Purchase Agreement) with certain accredited investors, including RLJ SPAC LLC (a limited liability company controlled by Robert L. Johnson, the chairman of the Company’s board of directors), Peter Edwards, a member of the board, Morris Goldfarb, a member of the board, Wolverine Flagship Fund Trading Limited and Sudbury Capital Fund, L.P.  Pursuant to the terms of the Purchase Agreement the company agreed to issue (a) to Wolverine, 4,000 shares of Series A-1 Convertible Preferred Stock (the Series A-1 Preferred Stock) at the stated value of $1,000.00 per share; (b) to Sudbury, 2,000 shares of Series A-2 Convertible Preferred Stock (the Series A-2 Preferred Stock) at the stated value of $1,000.00 per share; (c) to RLJ SPAC LLC, Messrs. Edwards and Goldfarb and the holders of the Company’s subordinated notes, 25,100 shares of Series B Convertible Preferred Stock (the Series B Preferred Stock and together with the Series A-1 Preferred Stock and Series A-2 Preferred Stock, the Preferred Stock) at the stated value of $1,000.00 per share; and (d) to each investor, warrants to purchase a number of shares of common stock of the Company (the Common Stock) equal to 30% of such investor’s shares of Common Stock issuable upon conversion of such investor’s shares of Preferred Stock. We used $10.0 million of the cash proceeds from this sale to make partial payment on our Credit Agreement and approximately $1.9 million for prepayment penalties, legal and accounting fees, which included fees associated with our registration statement filed in July 2015 and other expenses associated with the transaction.  The balance of the net cash proceeds was used for content investment and working capital purposes.  Of the fees incurred, $878,000 was recorded against the proceeds received, $450,000 was recorded as additional debt discounts, $250,000 was included as interest expense and the balance was included in other expense.

The preferred stock has the following rights and preferences:

•	Rank – the preferred stock ranks higher than other company issued equity securities in terms of distributions, dividends and other payments upon liquidation.
•

Dividends – the preferred stock is entitled to cumulative dividends at a rate of 8% per annum of a preferred share’s stated value ($1,000 per share plus any unpaid dividends).  The first dividend payment is due July 1, 2017 and then payments are to be made quarterly thereafter.  At our discretion, dividend payments are payable in either cash or common stock, or added to the preferred share’s stated value.

•

Conversion – at the preferred stockholder’s discretion, each share of preferred stock is convertible into 1,000 shares of our common stock, subject to adjustment for any unpaid dividends.  The conversion rate is subject to anti-dilution protection including adjustments for offerings consummated at a per-share price of less than $1.00 per common share.

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•

Mandatory Redemption – unless previously converted, on May 20, 2020, at our option we will either redeem the preferred stock with (a) cash equal to $1,000 per share plus any unpaid dividends (or Redemption Value), or (b) shares of common stock determined by dividing the Redemption Value by a conversion rate equal to the lower of (i) the conversion rate then in effect (which is currently $1.00) or (ii) 85% of the then trading price, as defined, of our common stock.  If we were to redeem with shares of common stock, the number of shares that would be issued upon redemption is not determinable as the number of shares is contingent upon the then trading price of our common stock.  Generally, if we were to redeem with shares, the number of common shares needed for redemption increases as our common stock price decreases.

•

Voting – except for certain matters that require the approval of the preferred stockholders, such as changes to the rights and preferences of the preferred stock, the preferred stock does not have voting rights.  However, the holders of the preferred stock are entitled to appoint two board members, and under certain circumstances, appoint a third member.

We are increasing (or accreting) the carrying balance of our preferred stock over a period of time beginning from the issuance on May 20, 2015 to the required redemption date of May 20, 2020 up to its redemption value using the effective interest-rate method.  During the year ended December 31, 2015, we recognized accretion of $2.6 million, which includes cumulative preferred dividends of $1.6 million (or $50.60 per share of preferred stock).

The warrants issued with the preferred stock have a term of five years and an exercise price of $4.50 per share.  The exercise price is subject to standard anti-dilution protection including adjustments for offerings consummated at a per-share price of less than $4.50 per common share.  Additionally, if we were to consummate certain fundamental transactions, such as a business combination or other change-in-control transactions, the warrant holders may require, under certain conditions, that we repurchase the warrants with cash equal to the warrants’ then fair value as determined using the Black Scholes valuation model.

On July 9, 2015, we filed a registration statement with the Securities and Exchange Commission to register the shares issuable upon conversion of the preferred stock and exercise of the warrants.  The registration statement was declared effective in July 2015.  We will use our best efforts to keep the registration statement effective.  If we are in default of the registration rights agreement, and as long as the event of default is not cured, then we are required to pay, in cash, partial liquidation damages, which in total are not to exceed 6% of the aggregated subscription amount of $31.0 million.

As described in this proxy statement in the section entitled “Proposal 3: Vote to Approve the Exchange of the Existing Preferred Stock and 2015 Warrants - Preferred Stock and 2015 Warrant Exchange” below, RLJ SPAC LLC will exchange 15,000 share of Series B-2 Convertible Preferred Stock and 2015 warrants to purchase 1,500,000 shares of common stock for 15,000 share of Series D-2 Convertible Preferred Stock and new 2015 warrants to purchase 1,500,000 shares of common stock.

The RLJ Companies, LLC

On June 27, 2013, The RLJ Companies, LLC (whose sole manager and voting member is the chairman of our board of directors) purchased from one of our vendors $3.5 million of contract obligations that we owed to the vendor.  These obligation were payable by us to the vendor through September 5, 2013.  Pursuant to the purchase, The RLJ Companies, LLC became the account creditor with respect to these accounts.  These accounts have not been otherwise modified.  These purchased liabilities are included in accrued royalties and distribution fees in the accompanying consolidated balance sheets as of December 31, 2015 and 2014. As described in this proxy statement in the section entitled “Proposal 2: Approval of the AMC Transaction - Interests of the Company’s Directors and Named Executive Officers in the AMC Transaction” below, the credit agreement to be entered into with AMC includes an exception that permits the Company, beginning six months after the closing under the Investment Agreement, to repay the trade payables owed to The RLJ Companies, LLC.

RLJ SPAC Acquisition, LLC

The chairman of our board of directors, Mr. Robert L. Johnson, through his company, RLJ SPAC Acquisition, LLC announced his intention to purchase up to $2.0 million of our outstanding common stock from time to time over a 24-month period beginning June 19, 2013.  From June 2013 through January 2015, $1.7 million of common stock was purchased under this plan, which expired with an unused balance in June 2015.  All purchases were made at the discretion of Lazard Capital Markets LLC in the open market or in privately negotiated transactions in compliance with applicable laws and regulations.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation

The Company seeks to provide total compensation packages that are competitive, are tailored to the unique characteristics and needs of the Company within its industry and will adequately reward its executives for their roles in creating value for the Company’s stockholders. The Company seeks to be competitive in its executive compensation with other similarly situated companies in its industry. The compensation decisions regarding the Company’s executives are intended to be based on the Company’s need to attract individuals with the skills necessary to achieve its business plan, to reward those individuals fairly over time and to retain those individuals who continue to perform at or above the Company’s expectations. The Compensation Committee determines, or recommends to the Board for determination, the compensation paid to executive officers.

The Company intends that its executives’ compensation will consist of three primary components: salary, incentive bonus and stock-based awards issued under an incentive plan. The Company anticipates determining the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance, the Company’s performance and other information deemed relevant and timely.

The Company recognized the need to develop a compensation strategy that would create incentives to retain executive team members and to offer an opportunity to participate in the Company’s future growth. The Company in 2013 received an analysis from Farient Advisors with respect to competitive pay practices and advice with respect to a compensation strategy.  Farient developed a peer group of companies comparable to the Company from a size and business standpoint.  The peer companies identified were:  Gaiam, Inc., Lions Gate Entertainment Corp., LodgeNet Interactive Corporation, Navarre Corp., NTN Buzztime Inc., Perform Group plc and Entertainment One LTD (the Peer Group). Farient provided the Company data with respect to the executive salaries, short-term cash incentives and long-term equity incentives provided by the Peer Group.

The Company on July 18, 2013, entered into an employment agreement with Mr. Penella, recognizing his promotion to Chief Executive Officer, and on June 10, 2013, entered into an employment agreement with Mr. Wilson, as the Company’s new Chief Financial Officer.  Mr. Penella’s agreement provides for a minimum annual base salary of $500,000, and Mr. Wilson’s agreement provided for a minimum annual base salary of $360,000.  The base salary levels were determined based upon comparisons with the salaries of the comparable officers in the Peer Group, with discretionary adjustments made by the Compensation Committee based upon its evaluation of internal equity and considerations with respect to attracting and retaining executive officers.

Also under the agreements, Mr. Penella and Mr. Wilson had an opportunity to earn an annual bonus, based on achieving certain corporate performance levels established by the Board of Directors.  Mr. Penella’s target annual bonus amount for 2015 was $400,000, and Mr. Wilson’s target annual bonus amount for 2015 was $110,000.  The bonus amounts were determined based upon comparisons with the bonuses of the comparable officers in the Peer Group with discretionary adjustments similar to the salary adjustments.  In each case, the bonus was subject to the Company achieving 97% of the earnings before income tax, depreciation, amortization, cash investment in content, interest expense, transaction and severance costs, warrants and stock-based compensation (or Adjusted EBITDA) or revenue targets proposed by management and approved and adopted by the Board of Directors.  The Adjusted EBITDA target was not met for the 2015 fiscal year, and as a result, Mr. Penella and Mr. Wilson did not receive a cash bonus for 2015.

In connection with entering into the employment agreements, Mr. Penella was awarded 128,756 shares of restricted stock, with 64,378 shares vesting on March 1, 2014, 32,189 shares vesting on January 1, 2015 and 32,189 shares vesting on January 1, 2016, and Mr. Wilson was awarded 52,631 shares of restricted stock, with 23,316 shares vesting on June 10, 2014, 14,658 shares vesting on June 10, 2015 and 14,657 shares vesting on June 10, 2016.  The value of the restricted stock awards were determined based upon comparisons with the awards to comparable officers in the Peer Group with discretionary adjustments similar to the salary adjustments.

In addition to the time vesting requirement, one-half of the shares which otherwise vest on each of these dates were subject to an additional condition of the Company achieving 97% of the Adjusted EBITDA or revenue targets

RLJ Entertainment, Inc.	18

proposed by management and approved and adopted by the Board of Directors, with respect to the preceding fiscal year.  If these targets are not satisfied for the particular year, one-half of the shares that would otherwise vest that fiscal year was forfeited.  The Adjusted EBITDA target was not met for the 2015 fiscal year, and as a result, Mr. Penella forfeited 16,094 shares and Mr. Wilson forfeited 7,329 shares.

On March 24, 2014, the Compensation Committee made one-time merit grants of 47,000 shares of restricted stock to Mr. Penella and 12,000 shares of restricted stock to Mr. Wilson, vesting over approximately 13 months with the majority subject to performance criteria based upon the completion of the refinancing of the Company’s bank debt. In September 2014, the performance criteria of completion of the bank refinancing was met, and 35,800 shares vested for Mr. Penella and 7,800 shares vested for Mr. Wilson. The remaining shares are subject to time vesting and are expected to vest in April 2015.

Director Compensation

The non-executive members of our board of directors, Tyrone Brown, Dayton Judd, Andor (Andy) M. Laszlo, and Scott Royster receive an annual retainer of $50,000, paid quarterly, and an annual restricted stock award valued at $50,000.  John Ziegelman has waived this compensation.  In addition, the non-executive directors are reimbursed for reasonable travel expenses to attend Board or committee meetings.  Executive directors receive no additional compensation for their service as directors.

For fiscal year 2015, each of our non-executive directors was each granted a restricted stock award, valued at $50,000, for 42,882 shares of Common Stock, based upon the five-day trailing average closing stock price of $1.166.  The restricted stock awards were granted under our 2012 Incentive Compensation Plan on November 18, 2015 and vest 100% on the earlier of the one-year anniversary of the date of grant or the date prior to the Annual Meeting of Shareholders, provided the recipient continues to serve as a director.

Compensation Committee Information

The Board has established a Compensation Committee that, among other duties, reviews and approves compensation paid to the Company’s executive officers and directors and administers an incentive plan. The Compensation Committee is charged with performing an annual review of the Company’s executive officers’ cash compensation, bonus and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies. In addition to the guidance provided by the Compensation Committee, the Company may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This may include subscriptions to executive compensation surveys and other databases.

Compensation Consultant Information

Pursuant to the Compensation Committee charter, the decision to retain an independent consultant (as well as other advisors) is at the sole discretion of the Compensation Committee, and any such independent consultant works at the direction of the Compensation Committee. In 2012, the Compensation Committee selected and engaged Farient Advisors LLC (or Farient) as its independent consultant.

The Compensation Committee worked extensively with Farient in the first half of 2013 to design the terms of Mr. Penella’s and Mr. Wilson’s employment agreements. In establishing the 2013 executive compensation levels, the Compensation Committee Chairman worked with Farient to determine the scope of work to be performed to assist the Compensation Committee in its decision making processes. In conducting its work on 2013 executive compensation levels for the Compensation Committee, Farient also interacted with other members of the Compensation Committee. In 2014, the Compensation Committee began work with Farient on an employee stock plan design, which is currently under consideration.

As noted above, Farient provided the Compensation Committee with competitive pay analysis regarding both the broader market and the seven companies in the Peer Group.  Farient attended Compensation Committee meetings and, upon request by the Compensation Committee, executive sessions to provide advice and counsel regarding decisions facing the Compensation Committee.

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Role of Executives in Establishing Compensation

The Compensation Committee believes management input is important to the overall effectiveness of the Company’s executive compensation program. The Compensation Committee believes that even the best advice of an independent consultant must be combined with management input and the business judgment of the Compensation Committee members to arrive at a proper alignment of compensation philosophy, programs and practices. The Chief Executive Officer and Chief Financial Officer are the management members who interact most closely with the Compensation Committee. These individuals work with the Compensation Committee to provide their perspective on compensation strategies and how to align them with our business strategy. They also provide feedback on how well our compensation programs appear to be working.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Tyrone Brown, Chairman

Andor (Andy) M. Laszlo

John Ziegelman

Summary Compensation Table for Fiscal Year 2015

The following table sets forth the compensation of those persons who served as our principal executive officer, principal financial officer and our other executive officers (collectively, the Named Executive Officers) for the fiscal year ended on December 31, 2015.

Name & Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)

Miguel Penella	2015	$500,000	—	$198,806	—	$8,744	$707,550
Chief Executive Officer	2014	500,000	—	216,200	—	10,400	726,600

Mark Nunis(3)	2015	274,587	—	56,012	—	10,400	340,999
Chief Accounting Officer

Andrew Wilson(3)	2015	346,625	—	—	—	4,800	351,425
Chief Financial Officer	2014	360,000	—	34,270	—	4,800	399,070

(1)

Fiscal year 2015 includes restricted stock grants of 289,341 shares for Mr. Penella and 81,520 shares for Mr. Nunis vesting in two equal installments on April 1, 2016 and October 1, 2016. The amounts shown represent the total grant date fair value of the grant computed in accordance with FASB ASC Topic 718.

Fiscal year 2014 includes restricted stock grants of 47,000 shares for Mr. Penella and 12,000 shares for Mr. Wilson, each vesting over approximately 13 months with the majority of shares subject to certain performance criteria.  The amounts shown represent the total grant date fair value of the grants computed in accordance with FASB ASC Topic 718.  During 2014, the performance criteria of closing the bank refinancing was met and 35,800 shares vested for Mr. Penella and 7,800 shares vested for Mr. Wilson.  The remaining time-based shares vested in 2015.

(2)	Fiscal year 2015 includes:
(i)	For Mr. Penella, Company 401(k) match of $8,744
(ii)	For Mr. Nunis, Company 401(k) match of $10,400.
(iii)	For Mr. Wilson, Company 401(k) match of $4,800.

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Fiscal year 2014 includes:

(i)	For Mr. Penella, Company 401(k) match of $10,400.
(ii)	For Mr. Wilson, Company 401(k) match of $4,800.
(3)	Mr. Wilson was employed for part of 2015, ending November 8, 2015. Mr. Nunis was appointed as the Company’s Principal Financial and Accounting Officer on November 9, 2015.

Employment Agreements

We have entered into employment agreements with Messrs. Penella, Rostom and Wilson.

Agreement with Mr. Penella

The agreement with Mr. Penella was effective as of July 18, 2013.  Certain terms of the agreement are summarized below.

Term.  Mr. Penella’s agreement provides that he will serve the Company as an employee under the terms of the agreement until terminated.

Base Compensation.  The agreement provides for minimum annual base salary of $500,000, subject to any increase as determined by the Board.

Cash Bonus Opportunity.  Mr. Penella has an opportunity to earn an annual bonus, based on achieving certain corporate performance levels to be established by the Board. The annual bonus is set by the Board of Directors annually by March 31, and the annual bonus amount, subject to achieving the applicable performance levels, will not be less than $250,000. The annual bonus is subject to the Company achieving 97% of the earnings before income tax, depreciation, amortization, cash investment in content, interest expense, transaction and severance costs, warrants and stock-based compensation (or Adjusted EBITDA) or revenue targets proposed by management and approved and adopted by the Board, in its sole discretion.

Stock Grant.  Mr. Penella was awarded 128,756 shares of restricted stock, with 64,378 shares vesting on March 1, 2014, 32,189 shares vesting on January 1, 2015 and 32,189 shares vesting on January 1, 2016. One-half of the shares subject to vesting on each of these dates were subject to an additional condition of the Company achieving 97% of the Adjusted EBITDA or revenue targets proposed by management and approved and adopted by the Board, in its sole discretion, for 2013, 2014 and 2015.  These targets were not satisfied and the performance based shares for each of the above vest dates were forfeited.

Benefits.  Mr. Penella is entitled to certain insurance, fringe and leave benefits generally available to senior executives of the Company. The agreement requires Mr. Penella to protect the confidentiality of the Company’s confidential information.  It further provides that for one year after termination he will not engage in any business which is substantially similar to the Company’s business and that for two years after termination he will not seek to solicit or hire the Company’s employees.

Severance Benefits.  The Company may terminate Mr. Penella’s employment for cause, without cause or upon death or disability, and Mr. Penella may terminate his employment for good reason or without cause.  If Mr. Penella’s employment is terminated by the Company without cause (other than upon death or disability) or Mr. Penella terminate his employment for good reason, he would be entitled to receive, for 12 months following termination (the severance period), his base salary as in effect immediately prior to termination and a pro rata annual bonus based upon the Company’s performance for the year in which termination occurs, if 97% of the performance target levels are met.  In addition, his benefits would continue for the severance period. Under the agreement, “cause” includes (a) material dishonesty, theft, misrepresentation, deceit or fraud, (b) negligence or insubordination (subject to certain rights of cure), (c) conviction for, or plea of nolo contendere to, a charge or commission of a felony or (d) material breach of the confidentiality, non-competition or non-solicitation provisions of the agreement (subject to certain rights of cure) and “good reason” includes (a) material diminution of Mr. Penella’s duties or responsibilities, (subject in either case to certain rights of cure), (b) a material breach by the Company of the agreement (subject to certain rights of cure) and (c) requiring Mr. Penella to relocate to an office on a regular basis that is more than 50 miles from the Company’s current principal executive offices.

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Agreement with Mr. Rostom

The agreement with Mr. Rostom was effective as of May 18, 2016.  Certain terms of the agreement are summarized below.

Term.  Mr. Rostom’s agreement provides that he will serve the Company as an employee under the terms of the agreement until terminated.

Base Compensation.  The agreement provides for minimum annual base salary of $275,000, subject to any increase as determined by the Board.

Cash Bonus Opportunity.  Mr. Rostom has an opportunity to earn an annual bonus, based on achieving certain corporate performance levels to be established by the Board. The annual bonus is set by the Board of Directors annually by March 31, and the annual bonus amount, subject to achieving the applicable performance levels, will not be less than $68,750. The annual bonus is subject to the Company achieving 97% of the earnings before income tax, depreciation, amortization, cash investment in content, interest expense, transaction and severance costs, warrants and stock-based compensation (or Adjusted EBITDA) or revenue targets proposed by management and approved and adopted by the Board, in its sole discretion.

Stock Grant.  Mr. Rostom was awarded 33,334 shares of restricted stock, with 11,111 shares vesting on March 31, 2017, 11,111 shares vesting on March 31, 2018 and 11,112 shares vesting on March 31, 2019. One-half of the shares subject to vesting on each of these dates were subject to an additional condition of the Company achieving 97% of the Adjusted EBITDA or revenue targets proposed by management and approved and adopted by the Board, in its sole discretion, for 2016, 2017 and 2018.  These targets were not satisfied and the performance based shares for each of the above vest dates were forfeited.

Benefits.  Mr. Rostom is entitled to certain insurance, fringe and leave benefits generally available to senior executives of the Company. The agreement requires Mr. Rostom to protect the confidentiality of the Company’s confidential information.  It further provides that for one year after termination he will not engage in any business which is substantially similar to the Company’s business and that for two years after termination he will not seek to solicit or hire the Company’s employees.

Severance Benefits.  The Company may terminate Mr. Rostom’s employment for cause, without cause or upon death or disability, and Mr. Rostom may terminate his employment for good reason or without cause.  If Mr. Rostom’s employment is terminated by the Company without cause (other than upon death or disability) or Mr. Rostom terminate his employment for good reason, he would be entitled to receive, for 12 months following termination (the severance period), his base salary as in effect immediately prior to termination and a pro rata annual bonus based upon the Company’s performance for the year in which termination occurs, if 97% of the performance target levels are met.  In addition, his benefits would continue for the severance period. Under the agreement, “cause” includes (a) material dishonesty, theft, misrepresentation, deceit or fraud, (b) negligence or insubordination (subject to certain rights of cure), (c) conviction for, or plea of nolo contendere to, a charge or commission of a felony or (d) material breach of the confidentiality, non-competition or non-solicitation provisions of the agreement (subject to certain rights of cure) and “good reason” includes (a) material diminution of Mr. Rostom’s duties or responsibilities, (subject in either case to certain rights of cure), (b) a material breach by the Company of the agreement (subject to certain rights of cure) and (c) requiring Mr. Rostom to relocate to an office on a regular basis that is more than 50 miles from the Company’s current principal executive offices.

Agreement with Mr. Wilson

The agreement with Mr. Wilson was effective as of June 10, 2013 and ended on November 8, 2015.  Certain terms of the agreement are summarized below.

Term.  Mr. Wilson’s agreement provided for a term of three years beginning on June 10, 2013 and was subject to advance-notice termination provisions.

Base Compensation.  The agreement provided for minimum annual base salary of $360,000, subject to any increase as determined by the Compensation Committee.

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Cash Bonus Opportunity.  The agreement provided that Mr. Wilson had an opportunity to earn a bonus with respect to 2013, 2014 and 2015, based on achieving certain corporate and/or individual performance goals to be established by the Compensation Committee.  The annual bonus was to be set annually by March 31, and the annual bonus amount, subject to achieving the applicable performance levels, was not to be less than $110,000.

Stock Grant.  Mr. Wilson was awarded 52,631 shares of restricted stock, vesting over a three-year period, with 23,316 shares vesting on the first anniversary of the agreement, 14,658 shares vesting on the second anniversary of the agreement and 14,657 shares vesting on the third anniversary of the agreement.  One-half of the shares subject to vesting on each of the anniversaries were subject to an additional condition that the Company achieve certain Adjusted EBITDA or other financial targets established by management and approved by the Compensation Committee for the preceding fiscal year in which the shares would otherwise vest.  These targets were not satisfied and the performance based shares for each of the above vest dates were forfeited.

Benefits.  Mr. Wilson was entitled to certain insurance, fringe and leave benefits generally available to senior executives of the Company. The agreement requires Mr. Wilson to protect the confidentiality of the Company’s confidential information, and it further provides that for two years after termination he will not seek to solicit or hire the Company’s employees.

Severance Benefits.  The agreement permitted the Company to terminate Mr. Wilson’s employment for cause, without cause or upon death or disability.  If Mr. Wilson’s employment is terminated by the Company without cause (other than upon death or disability), he would have been entitled to receive, for the lesser of six months or the remaining term under the agreement (the severance period), his base salary as in effect immediately prior to termination and a pro rata annual bonus based upon the Company’s performance for the year in which termination occurs.  In addition, his benefits would continue for the severance period. Under the agreement, “cause” included (a) dishonesty, theft, misrepresentation, deceit or fraud, (b) negligence, incompetence or insubordination (subject to certain rights of cure), (c) conviction for, or plea of nolo contendere to, a charge or commission of a felony, (d) breach of a material provision of the Company’s employee handbook or (e) breach of the confidentiality or non-solicitation provisions of the agreement (subject to certain rights of cure).

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Outstanding Equity Awards at Fiscal Year End 2015

The following table includes all outstanding equity awards at December 31, 2015.

Name	Option Awards					Stock Awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying exercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price ($)	Option exercise date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Miguel Penella	—	—	—	—	—	—	—	321,530	$185,844
Andrew Wilson	—	—	—	—	—	—	—	—	—
Mark Nunis	—	—	—	—	—	—	—	81,520	47,119

(1)	The value of unearned shares is based upon the closing stock price at December 31, 2015 of $0.578 per share.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2015 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities referenced in the first column) (1)
Equity compensation plans approved by security holders	––	$––	4,534,166
Equity compensation plans not approved by security holders:	––	––	––
Total	––	$––	4,534,166

(1)	Represents shares available for grant in the future under our 2012 Incentive Compensation Plan.

DIRECTOR COMPENSATION

The non-executive members of our board of directors, Tyrone Brown, Dayton Judd, Andor (Andy) M. Laszlo, and Scott Royster receive an annual retainer of $50,000, paid quarterly, and an annual restricted stock award valued at $50,000.  John Ziegelman has waived this compensation.  In addition, the non-executive directors are reimbursed for reasonable

RLJ Entertainment, Inc.	24

travel expenses to attend Board or committee meetings.  Executive directors receive no additional compensation for their service as directors.

For fiscal year 2015, each of our non-executive directors was each granted a restricted stock award, valued at $50,000, for 42,882 shares of Common Stock, based upon the five-day trailing average closing stock price of $1.166.  The restricted stock awards were granted under our 2012 Incentive Compensation Plan on November 18, 2015 and vest 100% on the earlier of the one-year anniversary of the date of grant or the date prior to the Annual Meeting of Shareholders, provided the recipient continues to serve as a director.

Director Compensation Table for Fiscal Year 2015

The following table sets forth information regarding the compensation earned by our non-executive directors in fiscal year 2015:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Tyrone Brown	$50,000	$52,316	$—	$—	$102,316
Robert L. Johnson	250,000	—	—	—	250,000
Dayton Judd	30,632	63,850	—	—	94,482
Andor (Andy) M. Laszlo	50,000	52,316	—	—	102,316
Scott Royster	50,000	52,316	—	—	102,316
John Ziegelman	—	—	—	—	—

(1)	For independent directors, represents retainer fee paid quarterly. For Mr. Johnson, represents compensation for non-executive chairman services.
(2)

Amount represents the grant date fair value for restricted stock awards granted during fiscal year 2015.  The per share grant date fair value of each of the restricted stock awards for 42,882 shares was $1.22.  As of fiscal year end 2015, these shares had not vested.

AUDIT COMMITTEE REPORT

The Board maintains an Audit Committee, currently composed of three of the Company’s independent directors. The Board and the Audit Committee believe that the Audit Committee’s current membership satisfies the applicable rules of the NASDAQ Stock Market and the SEC.

The Audit Committee oversees the Company’s financial processes on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm KPMG LLP was responsible for expressing an opinion on the conformity of our 2015 audited financial statements with generally accepted accounting principles in accordance with the standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2015 and discussed them with management, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination and the overall quality of the Company’s financial reporting.

The Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality, and not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 16, Communication with Audit Committees. In addition, the Audit Committee has received the written

RLJ Entertainment, Inc.	25

disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence from management and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the 2015 audited financial statements be included in Company’s Annual Report for filing with the SEC.

AUDIT COMMITTEE

Andor M. Laszlo, Chairman Dayton Judd Scott Royster

PRINCIPAL ACCOUNTANT

The following table summarizes the aggregate fees billed for professional services provided by BDO USA, LLP related to the fiscal year ended December 31, 2015 and provided by KPMG LLP related to the fiscal years ended December 31, 2015 and 2014.

	2015-BDO	2015 KPMG	2014-KPMG
Audit Fees	$571,000	$544,000	$450,000
Audit-Related Fees	—	—	—
Tax Fees	—	100,000	125,000
All Other Fees	—	—	—
Total Fees	$571,000	$644,000	$575,000

Audit Fees.  Audit fees consisted of fees billed for professional services rendered for: (i) the audit of our consolidated financial statements; (ii) the review of interim consolidated financial statements for our quarterly filings; and (iii) any services that are normally provided by our principal accountant in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  There were no audit-related fees during the fiscal years ended December 31, 2015 and 2014.

Tax Fees.  BDO USA, LLP provided tax advice and compliance services but did not provide tax planning for us in fiscal year ended December 31, 2014.  KPMG LLP provided tax advice and compliance services but did not provide tax planning for us in fiscal years ended December 31, 2015 and 2014.

All Other Fees. There were no other fees during the fiscal years ended December 31, 2015 and 2014.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee’s policy is to pre-approve the audit and non-audit services provided by the independent registered public accounting firm, in order to assure that the provision of such services does not impair the auditor’s independence.  As provided in our Audit Committee Charter, our Audit Committee believes that the combination of general pre-approval of certain types of audit services (e.g., quarterly reviews, annual audit and review of certain other documents filed with the SEC) and specific pre-approval of other services results in an effective and efficient procedure to pre-approve services performed by the independent registered public accounting firm.  Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.  In determining whether to grant general or specific pre-approval, our Audit Committee will consider whether such services are consistent with the applicable rules and regulations on auditor independence.  The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. With respect to each proposed pre-approved service, the

RLJ Entertainment, Inc.	26

independent registered public accounting firm is required to provide to the Audit Committee detailed back-up documentation regarding the specific services to be provided.

All of the fees paid to BDO USA, LLP and KPMG LLP in fiscal 2015 and 2014 were pre-approved by the Audit Committee.  Our Audit Committee also considered whether the provision of services other than those described above under the heading of “Audit Fees” were compatible with maintaining the independence of BDO USA, LLP and KPMG LLP.

RLJ Entertainment, Inc.	27

PROPOSAL 2: APPROVAL OF THE AMC TRANSACTION

On August 19, 2016, the Company entered into an Investment Agreement (the “Investment Agreement”) with Digital Entertainment Holdings LLC, a wholly owned subsidiary of AMC Networks Inc. (“AMC”).  Under the terms and subject to the conditions of the Investment Agreement, upon the closing date of the Investment Agreement (the “Closing Date”), (i) the Company and AMC will enter into a Credit and Guaranty agreement (the “Credit Agreement”) pursuant to which AMC will provide a $60 million seven-year term loan and a $5 million one-year term loan to the Company (each on the terms further described the section entitled “The Credit Agreement” below) and (ii) the Company will grant AMC three warrants for 20 million shares in the aggregate and exercisable for shares of Company common stock constituting at least 50.1% of the outstanding common stock on a fully diluted basis (each, an “AMC Warrant” and collectively, the “AMC Warrants”) on the terms further described in the section entitled “The Warrants” below.   All transactions with AMC are referred to collectively in this Proposal 2 as the “AMC Transaction.”

The Board of Directors is asking the holders of Company common stock to consider and vote, in connection with the AMC Transaction, to approve the issuance of shares of common stock to AMC upon exercise of the AMC Warrants and as interest payments pursuant to the Credit Agreement, which shares would exceed 19.99% of our outstanding common stock. The exercise of the AMC Warrants also would entitle AMC to acquire at least 50.1% of the outstanding common stock on a fully diluted basis, which would result in a change of control of the Company. Accordingly, pursuant to the NASDAQ Stock Exchange’s shareholder approval policy, these issuances require the approval of the Company’s stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE ISSUANCE OF THE SHARES ISSUABLE PURSUANT TO THE AMC WARRANTS AND THE CREDIT AGREEMENT.

The affirmative vote of a majority of votes cast by holders of the common stock present in person or represented by proxy, and entitled to vote, at the Annual Meeting is required for the approval of the shares issuable pursuant to the AMC Transaction.  For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the approval of this proposal.

Certain of the Company’s directors, executives, stockholders and their affiliates holding in the aggregate more than 47% of the common stock have entered into a voting agreement with AMC to vote in favor of the proposal to approve the issuance of the shares issuable pursuant to the AMC Transaction as further described in the section entitled “The Voting Agreement” below. As described below, the voting agreement is subject to an exception in the event of a competing proposal.

BACKGROUND

Since the Company’s formation in October 2012, we have operated with significant capital constraints, seeking to make significant capital investments in the Company’s business while also seeking to meet obligations under the Company’s senior debt and to manage the Company’s legacy obligations.  These constraints have required management to devote substantial time to seeking to improve the Company’s capital resources and manage its existing obligations.  As a result, the Company has entered into a series of financing and refinancing transactions.

In September 2014, the Company entered into a $70.0 million Credit and Guaranty Agreement (the “2014 Credit Agreement”) with a syndicate of lenders led by MCP Opportunities LLC (as successor to McLarty Capital Partners SBIC, L.P.), as administrative agent. The 2014 Credit Agreement consists of a term loan totaling $70.0 million with a final maturity of five years, at an interest rate equal to (a) LIBOR plus 10.64% for so long as the unpaid principal amount of the 2014 Credit Agreement was greater than $65.0 million, and (b) LIBOR plus 9.9% thereafter with a floor of 0.25% for LIBOR. The obligations under the 2014 Credit Agreement are secured by a lien on substantially all of the Company’s consolidated assets.  As of June 30, 2016, $55.7 million of principal remained outstanding under the 2014 Credit Agreement.

Under the 2014 Credit Agreement, interest and principal is payable quarterly with principal payments beginning on December 31, 2014. Initial quarterly principal payments are $613,000 through 2016, then increase to $875,000 through June 2017, and thereafter are $1.3 million.  Beginning in 2016, the Company is obligated to make accelerated principal payments annually which are contingent upon the occurrence of consolidated excess cash flows, as defined in the 2014 Credit Agreement, and only payable to the extent that such excess cash flows are above a minimum cash threshold of $12.0

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million.  The Company is permitted to make additional voluntary principal payments under the 2014 Credit Agreement, but prepayments are subject to an applicable prepayment premium of 5% if prepaid during the first year, 3% if prepaid during the second year and 1.5% if prepaid during the third year.

In February 2015, the Company engaged Craig-Hallum Capital Group LLC (“Craig Hallum”) to manage a formal process to seek prospective financial or strategic investors and to raise new capital for the Company.  The Company made investor presentations in New York, Los Angeles, San Francisco and Boston.  The Company’s management met with two large financial investors, Party A and Party B.  Party A and Party B separately communicated proposed terms through Craig Hallum to the Company. The Company considered these proposals but concluded that they were not viable options.  With Craig Hallum’s assistance, the Company then commenced efforts to complete a private placement of between $15 million and $30 million of preferred stock convertible into the Company’s common stock to selected institutional investors.

While seeking investors, the Company entered into a series of steps to manage its obligations and improve its capital resources.

In April 2015, the Company entered into an amendment to the 2014 Credit Agreement which included (a) a waiver of certain defaults caused by, or that would be caused by, the breach of certain financial covenants under the 2014 Credit Agreement; (b) amending various financial covenants, (c) reducing the minimum cash balance that the Company is required to maintain to $1 million; (d) paying $10 million of the amount outstanding pursuant to the 2014 Credit Agreement.

In connection with the Company’s formation in October 2012, the Company issued unsecured subordinated promissory notes in the aggregate principal amount of $14.8 million.  The subordinated notes mature on the earlier of October 3, 2018 or six months after the latest stated maturity of the senior debt.  The subordinated notes bear interest at 12% per annum, of which 5.4% is payable in cash annually and at the Company’s discretion the balance is paid either through the issuance of shares of common stock valued at its then-current market price, or through being added to the principal, which is payable upon maturity.  At December 31, 2014, the principal balance due pursuant to these notes was $16.0 million.

Concurrently with the amendment to the 2014 Credit Agreement, the Company entered into an amendment to the unsecured subordinated promissory notes.  Pursuant to this amendment, (a) the holders agreed to convert 50% of the outstanding balance under the subordinated notes into convertible preferred stock; (b) the interest rate payable was decreased from 12% to 1.5% per annum for the 24-month period commencing on January 1, 2015, and then fixed at 12% per annum thereafter; and (c) the interest due was agreed to be paid 45% in cash and the remainder in the form of additional subordinated notes.

Also concurrently in April 2015, the Company, in anticipation of completing the private placement of convertible preferred stock, sold to a company owned by Robert L. Johnson, the Company’s chairman, 15,000 shares of bridge preferred stock for $15.0 million in cash.

On May 20, 2015, the Company closed on the private issuance of convertible preferred stock and warrants to purchase shares of the Company’s common stock.  The preferred stock had an initial liquidation value of $31 million and was initially convertible into 10,348,667 shares of the Company’s common stock at an conversion price of $3.00 per share (as adjusted for the Company’s June 24, 2016 reverse stock split) and warrants to purchase 3,104,624 shares of the Company’s common stock at an exercise price of $4.50 per share (also as adjusted for the June 24, 2016 reverse stock split).  The preferred stock bears cumulative dividends at a rate of 8% per annum, increasing to 15% upon the occurrence of certain events of default.  The preferred stock also includes mandatory redemption provisions and a full ratchet anti-dilution provision.

Of the preferred stock issued, the Company issued shares of preferred stock with an initial liquidation value of $8.5 million to holders of the Company’s subordinated debt in exchange for $8.5 million of the subordinated debt and issued shares of preferred stock with an initial liquidation value of $15 million in exchange for the bridge preferred stock.  Out of the cash proceeds of $22.5 million, $10 million was used to pay amounts due under the 2014 Credit Agreement and approximately $1.9 million for prepayment penalties, legal and account fees, which included fees associated the issuance of the bridge preferred stock, the preferred stock and the modification of the subordinated debt.  The balance of the cash proceeds was used for content investment and working capital purposes.  Of the fees incurred, $0.9 million was recorded against the proceeds received, $0.5 million was recorded as additional debt discounts, $0.2 million was included as interest expense and the balance was included in other expense.

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Following the closing on the issuance of the preferred stock, the Company continued to solicit additional preferred stock investors through August 2015, but did not receive any additional investments.

After ending the process with Craig Hallum in the fall of 2015, the Company’s management met with prospective strategic investors, including AMC, Party C, and Party D.  Party C submitted a term sheet to the Company, which was shared with the Board of Directors for informational purposes, but the Company concluded that the Party C proposal was not a viable option.  Party D did not provide a proposal.

In March 2016, AMC submitted a proposed draft term sheet for a $60 million investment convertible into a majority of the Company’s common stock. The Company and AMC engaged in a series of discussions with respect to the terms of a proposed transaction, including the form of the investment, the term of the investment, the investor’s return on its investment and the investor’s protective rights. In April 2016, AMC commenced a due diligence review with respect to a possible investment.

In March and April 2016, the Company held discussions with Party E, who did not provide an offer.  Party F contacted the Company, but declined to provide an offer upon learning of the Company’s required parameters.  No other parties communicated serious proposals.

In May 2016, AMC submitted a revised term sheet to the Company, which provided for a $65 million credit facility convertible into equity through a warrant to purchase 20 million shares of Company common stock at an exercise price of $3.00 per share (as adjusted for the Company’s June 24, 2016 reverse stock split), which, upon full exercise, would result in AMC owning at least 50.1% of the outstanding shares of Company common stock on a fully diluted basis.

During May and the first two weeks of June 2016, the Company discussed the terms of the AMC Transaction, including the specific terms and covenants of the credit facility, the terms of the warrant and the terms of various ancillary agreements, including the availability of a voting agreement and possible parties to a voting agreement.

During May and June 2016 the Company also began to discuss the possibility of the AMC Transaction with the principal holders of the preferred stock and the principal holders of the subordinated notes.

On June 15, 2016, the Board of Directors held a meeting to review the AMC Transaction term sheet.  Company counsel participated in the meeting and advised the Board of Directors of the legal standards applicable to evaluating the proposed AMC Transaction.  The Company’s management and counsel presented and summarized the term sheet.  After discussion of issues related to the term sheet, including possible alternatives to the proposed AMC Transaction, the Board of Directors approved the term sheet and authorized the Company to enter into an exclusivity agreement with AMC with respect to the negotiation of definitive terms for the AMC Transaction.

From June 15 through August 18, 2016, AMC and the Company exchanged drafts of the proposed investment agreement, credit facility, warrant, voting agreement, registration rights agreement and other ancillary documents.  Several key issues were discussed, including (a) the term of each of the AMC Warrants, (b) the term of each tranche of the Credit Agreement, (c) the subject and term of AMC’s post-closing approval rights, (d) the individuals and stockholders subject to the Voting Agreement, (e) the required minimum cash balance covenant under the Credit Agreement, and (f) the fixed charge coverage ratio under the Credit Agreement.

On August 19, 2016, the Board of Directors held a meeting to review the proposed AMC Transaction and the related transaction documents.  Counsel participated in the meeting and reminded the Board of Directors of the legal standards applicable to the review of the proposed AMC Transaction.  The Board of Directors also received a presentation from Monarch Bay Securities, LLC addressing the fairness, from a financial point of view, to the Company of the proposed AMC Transaction.  After reviewing the terms of the AMC Transaction and the related transaction documents and discussing the potential synergies described below that could be realized through the relationship with AMC and its affiliates, the Board of Directors approved the proposed AMC Transaction and authorized the Company to execute the Investment Agreement, which is described in the section entitled “The Investment Agreement” below.

RLJ Entertainment, Inc.	30

REASONS FOR RECOMMENDING THE AMC TRANSACTION

The Board of Directors evaluated, with the assistance of its financial and legal advisors, the AMC Transaction and the related transaction documents and found that the AMC Transaction is advisable, fair to and in the best interests of the Company and its stockholders.  The Board of Directors unanimously recommends that the stockholder vote in favor of the AMC Transaction.

In the course of making the unanimous recommendation described above, the Board of Directors considered the following positive factors relating to the AMC Transaction and the related transaction documents, each of which the directors believe support their determination, including:

•

Fair Value for Stock.  The fact that the $3.00 per share exercise price of the AMC Warrants present a significant premium over the per share price of the Company common stock, which as of August 19, 2016 was $1.96 per share.

•

Relief from Financial Covenants.  The fact that the AMC credit facility will provide relief from financial covenants imposed under the 2014 Credit Agreement and allows the Company to avoid the need for further refinancing.

•	Increase in Cash Flow. The fact that the AMC credit facility will increase cash flow available for working capital purposes and further investments.
•	Synergies from AMC Relationship
o	SVOD Platform. The belief that the relationship with AMC may allow for the aggregation of proprietary subscription video on demand activities.
o	Consolidation of Operations. The belief that the relationship with AMC may enable consolidated manufacturing, sales and distribution services for physical products.
•

Continued Stockholder Participation in Future Growth.  The fact that the Company’s existing stockholders would participate in the Company’s future growth and benefit from any future increase in the Company’s value following the AMC Transaction.

•

Strategic Alternatives.  The fact that, after a thorough marketing effort, the AMC Transaction is more favorable to the Company’s stockholders than any other alternative reasonably available, including the alternative of keeping in place the Company’s current credit facility and attempting to execute its business plan subject to the significant restraints on its liquidity position and the alternative of seeking another investor, as well as the potential rewards, risks and uncertainties associated with those alternatives.

•

Fiduciary-Out Clause.  The fact that the Investment Agreement, as further described in the section entitled “The Investment Agreement” below, includes provisions that permit (a) the Company, subject to certain conditions, to respond to and negotiate with respect to certain unsolicited, bona fide acquisition proposals made within ten business days of the date of the Investment Agreement, and (b) the Board of Directors to change its recommendation that its stockholders vote to approve the AMC Transaction in specified circumstances relating to a superior proposal, which may result in the termination of the Investment Agreement, in which case the Company would be required to pay AMC a termination fee of $5,000,000 plus the out-of-pocket expenses incurred by AMC in connection with the AMC Transaction not to exceed $2,000,000, which amount the directors believe is reasonable in light of, among other things, the benefits of the AMC Transaction to the Company’s stockholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative acquisition proposals, as more fully described under the section entitled “Investment Agreement — Termination Fees.”

The Board of Directors also considered a variety of uncertainties and risks and other potential negative factors relating to the AMC Transaction and the related transaction documents, including:

•

Sale of Control.  The fact that, if the AMC Warrants are fully exercised, AMC will hold at least 50.1% of the Company common stock on a fully diluted basis and will control the election of a majority of the members of the Board of Directors, allowing it to direct and control the Company’s operations.

•

Integration Risks.  The Company expects to realize cost savings, synergies and other benefits from aggregating proprietary subscription video on demand activities with AMC and consolidating manufacturing, sales and distribution services for physical products.  The integration of these operations will be a complex, costly and time-consuming process.  As a result, the Company will be required to

RLJ Entertainment, Inc.	31

devote significant management attention and resources to integrating these operations.  This process may disrupt the Company’s business and, if implemented ineffectively, could preclude realization of the full benefits expected by the Company.  In addition, the integration may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of client relationships or diversion of management’s attention.

•

Risk Associated with Failure to Consummate the AMC Transaction.  The risks and costs to the Company if the AMC Transaction is not consummated, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships, and the payment by the Company of its expenses associated with the AMC Transaction.

In addition, the Board of Directors was aware of and considered the interest that one of our directors and executive officers has with respect to the AMC Transaction that differs from, or is in addition to, his interests as a stockholder of the Company, as described in “Interests of the Company’s Directors and Named Executive Officers in the AMC Transaction.”

The foregoing discussion of the information and factors considered by the Board of Directors includes the material factors considered by the Board of Directors.  In view of the variety of factors considered in connection with its evaluation of the AMC Transaction, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation.  In addition, individual directors may have given different weights to different factors.  The Board of Directors unanimously recommends approval of the AMC Transaction based upon the totality of the information it considered.

Effects on the Company if the amc Transaction is Not Completed

If our stockholders do not approve the AMC Transaction or if the AMC Transaction is not completed for any other reason, our stockholders will continue to be subject to similar risks and opportunities as they currently are subject with respect to their ownership of Company common stock.  If our stockholders do not approve the AMC Transaction or if the AMC Transaction is not completed for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted.

In addition, the Company will have to bear all of its costs and expenses related to the AMC Transaction and the Company may need to modify the 2014 Credit Agreement or refinance the debt owed pursuant to the 2014 Credit Agreement.

Pursuant to the Investment Agreement, under certain circumstances, the Company is permitted to recommend an alternative transaction as described further in “The Investment Agreement – Acquisition Proposal” and “The Investment Agreement – Termination.”

Interests of the Company’s Directors and Named Executive Officers in the AMC Transaction

The Credit Agreement, which will be entered into upon the closing of the Investment Agreement, includes a restriction on the Company repaying indebtedness other than the amounts due under the Credit Agreement.  The Credit Agreement, however, includes an exception to such prohibition that permits the Company, beginning six months after the closing under the Investment Agreement, to repay a trade payable in the amount of $3.5 million owed to The RLJ Companies, LLC (whose sole manager and voting member is the chairman of our board of directors).  The RLJ Companies, LLC purchased this trade payable from one of our vendors on June 27, 2013.

Regulatory requirements

In connection with the AMC Transaction, the Company is required to obtain (i) stockholder approval, for purposes of NASDAQ Stock Market Rule 5635, for the issuance of the 20,000,000 shares of Company common stock issuable to AMC upon exercise of the AMC Warrants (the “Warrant Shares”) and the shares to be issued to AMC as interest payments pursuant to the Credit Agreement and (ii) the approval of NASDAQ for the listing of the Warrant Shares and the shares pursuant to the Credit Agreement on the NASDAQ Stock Exchange.

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No Appraisal Rights

The Company’s common stockholders do not have appraisal rights in connection with the AMC Transaction or any other transaction described in this proxy statement.

THE INVESTMENT AGREEMENT

The Elements of the AMC Transaction

Under the terms of the Investment Agreement, on the Closing Date, AMC will provide a $60 million seven-year term loan and $5 million one-year term loan, each on the terms specified in the in the Credit Agreement (as further described in the section entitled “The Credit Agreement” below) and the Company will grant to AMC the AMC Warrants on the terms specified in the AMC Warrants as described in the section entitled “The Warrants” below.

Representations and Warranties

The Company made customary representations and warranties in the Investment Agreement that are subject, in some cases, to specific exceptions and qualifications contained in the Investment Agreement.  These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our business;
•	our articles of incorporation and bylaws and those of our subsidiaries;
•	our capitalization;
•	the absence of liens on our ownership of the equity interests of our subsidiaries;
•

our corporate power and authority to enter into, and consummate the transactions under, the Investment Agreement and the other documents entered into, or to be entered into, in connection with the AMC Transaction (collectively, the “Transaction Documents”), and the enforceability of the Transaction Documents against us;

•

the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing our obligations under the Investment Agreement and the other Transaction Documents;

•	the required governmental consents, approvals, authorizations, permits, notices and filings relating to the AMC Transaction;
•	the conduct of business in accordance with the ordinary course consistent with past practice since December 31, 2015;
•	the absence of legal proceedings, investigations and governmental orders against us or our subsidiaries;
•	compliance with applicable laws and permits, including the Foreign Corrupt Practices Act, the Sarbanes-Oxley Act, the Currency and Foreign Transactions Reporting Act, and the Exchange Act;
•	employee benefit plans;
•	certain employment and labor matters;
•	environmental matters;
•	our tax status and other tax matters;
•	certain contracts and the absence of any violation of or default under any such contract;
•	insurance policies;
•	assets;
•	real property;
•	intellectual property;
•	the absence of any undisclosed contracts or transactions with officers or directors of the Company;
•	the absence of any undisclosed brokers’ fees;
•	issuance of the Warrants;
•	SEC reporting requirements;
•	our subscribers;
•	registration rights; and
•	solvency.

Certain of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect,” which means any event, change, effect, development, state of facts, condition,

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circumstance or occurrence that (a) has had or would be reasonably likely to have a material adverse effect on (i) the legality, validity or enforceability of any of the Transaction Documents, (ii) the financial condition, properties, assets, liabilities, business or results of operations of the Company its subsidiaries, or (iii) the Company’s ability to perform on a timely basis its obligations under any of the Transaction Documents; or (b) would, or would be reasonably likely to, prevent or materially delay or impair the transactions contemplated by the Investment Agreement and any other Transaction Documents.

The Investment Agreement also contains certain representations and warranties made by AMC that are subject, in some cases, to specified exceptions and qualifications contained in the Investment Agreement.  The representations and warranties of AMC relate to, among other things:

•	AMC’s due organization, existence, good standing and authority to carry on its business;
•	AMC’s certificate of formation and operating agreement;
•

AMC’s corporate power and authority to enter into, and consummate the transactions under, the Investment Agreement and all other Transaction Documents to which it is a party, and the enforceability of Transaction Documents to which it is a party against AMC;

•	the absence of violations of, or conflicts with, the AMC’s governing documents or applicable law as a result of AMC entering into and performing under the Investment Agreement;
•	AMC’s status as an “Accredited Investor”; and
•	the absence of any undisclosed brokers’ fees.

The representations and warranties in the Investment Agreement of each of the Company and AMC will terminate 18 months after the Closing Date, except for certain fundamental representations and warranties, which shall survive indefinitely.

Conduct of Business Pending the AMC Transaction

Under the Investment Agreement, the Company has agreed that, subject to certain exceptions in the Investment Agreement, between the date of the Investment Agreement and the Closing Date, unless AMC otherwise agrees in writing or as otherwise required by law, the Company and its subsidiaries will conduct business in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, the Company and its subsidiaries will use their reasonable best efforts to preserve their business organizations intact, maintain existing relations and goodwill with governmental authorities and those engaged in business relationship with the Company, and keep available the services of its subsidiaries’ employees and agents.

Subject to certain exceptions set forth in the Investment Agreement, as required by applicable law, or as approved in writing by AMC, between the date of the Investment Agreement and the Closing Date, neither the Company nor its subsidiaries may:

•	adopt or propose any change in its articles of incorporation or bylaws or other applicable governing instruments;
•

merge or consolidate the Company or any material subsidiary with any other person, or restructure, reorganize, completely or partially liquidate or dissolve, voluntarily file for bankruptcy or otherwise enter into any agreements or arrangements or enter into any proceedings imposing material changes or restrictions on its or any material subsidiary’s assets, operations or businesses;

•	acquire assets from any other person representing greater than 30% of the fair market value of the total assets of the Company and its subsidiaries, taken as a whole;
•

issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee, or encumbrance of, any shares of capital stock of the Company or any of its subsidiaries (other than the issuance of shares (a) by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary, (b) in respect of equity awards outstanding under the Company’s incentive plan, (c) pursuant to the terms of the Company’s preferred stock, or (d) pursuant to the terms of the existing warrants to purchase shares of the Company’s common stock), or securities convertible or exchangeable into, exercisable for or with a value measured by reference to any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

•

enter into any contracts or other arrangements between the Company or any of its subsidiaries and any of their respective directors or officers or any person beneficially owning 5% or more of the outstanding

RLJ Entertainment, Inc.	34

equity securities of the Company on a fully diluted basis, except employment agreement and other compensatory arrangements with directors and officers;
•

transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets (including the Company’s intellectual property, motion pictures or television shows), licenses, operations, rights, product lines, businesses or interests therein of the Company or any of its subsidiaries, including capital stock of any of its subsidiaries, except in connection with (a) services provided in the ordinary course of business, (b) sales of obsolete assets and, (c) other than with respect to the Company’s intellectual property, motion pictures or television shows, sales, leases, licenses or other dispositions of assets with a fair market value not in excess of 10% of the total assets of the Company and its subsidiaries, taken as a whole;

•

reclassify, split, combine, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•	create or incur any lien material to the Company or any of its subsidiaries not incurred in the ordinary course of business consistent with past practice;
•

incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries;

•

enter into any material joint venture, partnership, consortium or joint purchase arrangements, or acquire an equity interest of greater than or equal to 50% in any entity that is not a wholly owned subsidiary of the Company (a “Subject Venture”), if the Company’s and its subsidiaries’ investment in and advances to such Subject Venture would represent greater than 30% of the fair market value of the total assets of the Company and its subsidiaries, taken as a whole or the Company’s and its subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the such Subject Venture would represent greater than 30% of the fair market value of the total assets of the Company and its subsidiaries, taken as a whole;

•

declare, set aside or pay any dividends or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock, property or other securities of the Company or any of its subsidiaries), except (a) dividends and distributions made by the Company’s subsidiaries to the Company or by a wholly owned subsidiary of the Company and (b) dividends required to be paid in accordance with the terms of the Company’s existing debt securities and preferred stock;

•	amend, modify or terminate any material contract, or cancel, modify or waive any material debts or claims held by it or waive any material rights;
•

except to the extent required pursuant to existing agreements in effect prior to the date of the Investment Agreement or as otherwise required by applicable law, (a) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any director or officer of the Company or any of its subsidiaries, except for increases in base salary in the ordinary course of business consistent with past practice for employees who are not officers, or (b) grant any new awards to any officer or director, or (c) adopt, amend, terminate or modify the terms of, any Company benefit, compensation, or incentive plan, or any outstanding awards thereunder;

•

make any material changes to the Company’s and any of its subsidiaries’ lines of business, adopt or make any material modifications to the Company’s strategic plan, or make any material business decisions affecting the Company’s or any of its subsidiaries’ subscription video on demand business;

•

abandon or allow any of the Company intellectual property registered, applied for, filed or recorded with any governmental authority to lapse or expire for failure to pay any registration, maintenance, renewal or other fee, except in the ordinary course of business consistent with past practice; or

•

make any changes with respect to the legal structure of the Company and its subsidiaries or to their accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles.

Conduct of Business Following the AMC Transaction

Under the Investment Agreement, the Company has agreed that, subject to certain exceptions in the Investment Agreement, after the Closing Date, unless AMC otherwise agrees in writing or otherwise required by law and so long as AMC, the Company and its subsidiaries will conduct business in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, the Company and its subsidiaries will use their reasonable best efforts to preserve

RLJ Entertainment, Inc.	35

their business organizations intact, maintain existing relations and goodwill with those engaged in business relationship with the Company, and keep available the services of its subsidiaries’ employees and agents.

Subject to certain exceptions set forth in the Investment Agreement, as required by applicable law, or as approved in writing by AMC, from and after the Closing Date and for so long as AMC (a) holds the AMC Warrants (provided that no portion of the AMC Warrants have expired unexercised or were exercised on the basis of a cashless exercise as provided in the AMC Warrants) or (b) beneficially holds at least 40% of the shares of Company common stock then outstanding, neither the Company nor its subsidiaries may:

•	adopt or propose any change in its articles of incorporation or bylaws or other applicable governing instruments;
•

merge or consolidate the Company or any material subsidiary with any other person, or restructure, reorganize, completely or partially liquidate or dissolve, voluntarily file for bankruptcy or otherwise enter into any agreements or arrangements or enter into any proceedings imposing material changes or restrictions on its or any material subsidiary’s assets, operations or businesses;

•	acquire assets from any other person representing greater than 30% of the fair market value of the total assets of the Company and its subsidiaries, taken as a whole;
•

issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee, or encumbrance of, any shares of capital stock of the Company or any of its subsidiaries (other than the issuance of shares (a) by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary, (b) in respect of equity awards outstanding under the Company’s incentive plan, (c) pursuant to the terms of the Company’s preferred stock, or (d) pursuant to the terms of the existing warrants to purchase shares of the Company’s common stock), or securities convertible or exchangeable into, exercisable for or with a value measured by reference to any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

•

enter into any contracts or other arrangements between the Company or any of its subsidiaries and any of their respective directors or officers or any person beneficially owning 5% or more of the outstanding equity securities of the Company on a fully diluted basis, except employment agreement and other compensatory arrangements with directors and officers;

•

enter into any material joint venture, partnership, consortium or joint purchase arrangements, or acquire an equity interest of greater than or equal to 50% in any entity that is not a wholly owned subsidiary of the Company (a “Subject Venture”), if the Company’s and its subsidiaries’ investment in and advances to such Subject Venture would represent greater than 30% of the fair market value of the total assets of the Company and its subsidiaries, taken as a whole or the Company’s and its subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the such Subject Venture would represent greater than 30% of the fair market value of the total assets of the Company and its subsidiaries, taken as a whole;

•

declare, set aside or pay any dividends or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock, property or other securities of the Company or any of its subsidiaries), except (a) dividends and distributions made by the Company’s subsidiaries to the Company or by a wholly owned subsidiary of the Company and (b) dividends required to be paid in accordance with the terms of the Company’s existing debt securities and preferred stock; or

•

make any material changes to the Company’s and any of its subsidiaries’ lines of business, adopt or make any material modifications to the Company’s strategic plan, or make any material business decisions affecting the Company’s or any of its subsidiaries’ subscription video on demand business.

Subject to certain exceptions set forth in the Investment Agreement, as required by applicable law, or as approved in writing by AMC, from and after the Closing Date and for so long as AMC (a) holds the AMC Warrants (provided that no portion of the AMC Warrants have expired unexercised or were exercised on the basis of a cashless exercise as provided in the AMC Warrants) or (b) beneficially holds 50.1% of the shares of Company common stock then outstanding, neither the Company nor its subsidiaries may incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries.

RLJ Entertainment, Inc.	36

Board of Directors

From and after the Closing Date, for so long as AMC holds the AMC Warrants or any amounts remain outstanding under the Credit Agreement, AMC has the right to designate two directors to the Board of Directors, at least one of which will be a member of each committee of the Board of Directors.  Upon the full exercise of the AMC Warrants, AMC has the right to designate not less than a majority of the members to the Board of Directors.

Other Rights and Obligations

The Company has the obligation to convene a stockholders meeting as promptly as practicable after the signing date of the Investment Agreement for the purpose of obtaining stockholder approval for the issuance of shares of common stock upon exercise of the AMC Warrants and pursuant to the Credit Agreement.  Subject to the Board of Directors’ right, under certain circumstances, to change the Company Recommendation (as defined and described further in the section entitled “Acquisition Proposals” below), the Board of Directors is required to recommend to, and take all legal action to solicit from, the stockholders a vote in favor of the approval of the issuance of shares of common stock upon exercise of the AMC Warrants and pursuant to the Credit Agreement and the Company is required to use its best efforts to obtain such stockholder approval.  Unless AMC has terminated the Investment Agreement prior to the stockholders meeting, the Company is required to hold the stockholders meeting regardless of whether the Company has changed the Company Recommendation or an acquisition proposal has been publicly announced or otherwise made known to the Company, the Board of Directors or the Company’s stockholders.

The Company also has continuing obligations to (a) allow AMC and its officers reasonable access to its employees, properties, and records, (b) use its reasonable best efforts to maintain listing of the Company common stock on NASDAQ, (c) consult with AMC regarding any press release or public announcements regarding the AMC Transaction, and (d) indemnify and hold AMC and its representatives harmless against all losses, liabilities, damages, costs or expenses that AMC or its representatives may incur as a result of any breach of the Investment Agreement or the other Transaction Documents.

Acquisition Proposals

The Company has agreed that neither it nor its subsidiaries will, and will instruct and use its best efforts to cause their respective representatives not to, directly or indirectly:

•	initiate, solicit, encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;
•	engage in, continue or otherwise participate in any discussions or negotiations with any person regarding any acquisition proposal;
•	provide any non-public information or data concerning the Company or any of its subsidiaries to any person in connection with any acquisition proposal or potential acquisition proposal;
•

enter into any agreement or agreement in principle with any person concerning any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement relating to any acquisition proposal;

•	grant any waiver, amendment or release under any standstill or confidentiality agreement concerning an acquisition proposal; or
•	otherwise facilitate any effort or attempt to make an acquisition proposal.

However, the Company may, in response to an unsolicited, bona fide, written acquisition proposal received no later than ten business days after the date of the Investment Agreement, (a) provide information regarding the Company or any of its subsidiaries in response to a request therefor by the person who made such acquisition proposal, provided that such information has previously been made available to AMC or is made available to AMC prior to or concurrently with the time such information is made available to such person and that, prior to furnishing any such material non-public information, the Company receives from the person making such acquisition proposal an executed confidentiality agreement with terms at least as restrictive in all material respects as the confidentiality agreement entered into by the Company and AMC, and (b) participate in any discussions or negotiations with any such person regarding such acquisition proposal if, and only if, prior to taking any action described in clause (a) or (b) above, the Board of Directors determines in good faith after consultation with outside legal counsel that (i) based on the information then available that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal and (ii) such action is

RLJ Entertainment, Inc.	37

reasonably believed to be necessary or advisable in order for the directors to comply with their fiduciary duties under applicable law.

Except as described below, the Board of Directors cannot (a) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to AMC, its recommendation to the Company’s stockholders to approve the AMC Transaction (the “Company Recommendation”), (b) approve or recommend (or determine to approve or recommend), propose, permit or cause the Company to enter into, or otherwise declare advisable, any agreement related to an acquisition proposal; (c) at any time following receipt of an acquisition proposal, fail to reaffirm Company Recommendation as promptly as practicable (but in any event within three business days) after receipt of any request to do so from AMC; (d) fail to recommend unequivocally against acceptance of any tender offer or exchange offer that is publicly disclosed (other than by AMC or its affiliates) prior to the earlier of (i) the date prior to the date of a stockholder meeting and (ii) ten business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act or recommend that the holders of the Company’s common stock tender their shares of common stock in such tender offer or exchange offer; (e) fail to include its recommendation to the Company’s stockholders to approve the AMC Transaction in the proxy statement distributed to the holders of the Company’s common stock in connection with a stockholders meeting; or (f) make any other public statement of the Board of Directors or a committee thereof in connection with a stockholders meeting that is inconsistent with the Company Recommendation.

Notwithstanding the foregoing, prior to obtaining the required stockholder approval for the AMC Transaction, the Board of Directors may change the Company Recommendation in response to an acquisition proposal received in compliance with the Investment Agreement only if:

•

the Board of Directors determines in good faith, after consultation with its outside legal counsel, that (a) such acquisition proposal constitutes a superior proposal and (b) changing the Company Recommendation is reasonably believed to be necessary or advisable in order for the directors to comply with their fiduciary duties under applicable law, and

•	prior to making a change to the Company Recommendation, the Company provides AMC with a written notice of its intent to take such action three business days in advance of taking such action.

During the three business day period following receipt of the notice of superior proposal by AMC and prior to changing the Company Recommendation, (a) the Company is required to negotiate in good faith with AMC with respect to any revisions to the terms of the AMC Transaction proposed by AMC in response to a superior proposal, and (y) in determining whether to make a Change of Recommendation in response to a superior proposal, the Board of Directors must take into account in good faith any changes to the terms of the AMC Transaction proposed by AMC and any other information provided by AMC in response to such notice.

Any amendment to the financial terms or any other material amendment of such acquisition proposal will require a new notice of superior proposal and the Company will be required to comply again with the above requirements.

As used in the Investment Agreement, “acquisition proposal” means (a) any proposal or offer with respect to a financing, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its material subsidiaries and (b) any acquisition by any person or group (as defined in or under Section 13 of the Exchange Act) resulting in, or proposal or offer, which if consummated would result in, any person or group becoming the beneficial owner, directly or indirectly, in one or a series of related transactions (including any subsequent conversion or exchange of securities issued in such transactions), of (i) 15% or more of the total voting power or of any class of equity securities of the Company or those of any of the subsidiaries or (ii) 15% or more of the consolidated total assets (including, without limitation, equity securities of the subsidiaries) of the Company, in each case other than the AMC Transaction.

As used in the Investment Agreement, a “superior proposal” means an unsolicited, bona fide written acquisition proposal, that the Board of Directors has determined in its good faith judgment, after consultation with outside legal counsel, would result in a transaction that is superior to the AMC Transaction, after taking into account (a) the nature of the acquisition proposal, including all legal, financial and regulatory aspects of such proposal, (b) the identity of the person or group making the proposal as compared to AMC and the businesses and activities of AMC (including the potential strategic alignment and synergies of the Investor with the Company), (c) whether such acquisition proposal is reasonably likely to be consummated in accordance with its terms and, if consummated, would result in a transaction more favorable to the Company’s stockholders than the AMC Transaction (after taking into account any revisions to the terms of the AMC Transaction in response to a superior proposal), (d) the time likely to be required to consummate the acquisition proposal and the risks associated with consummating the acquisition proposal (including the conditionality of, and the terms of any

RLJ Entertainment, Inc.	38

financing required for, such acquisition proposal), in each case as compared to the AMC Transaction (after taking into account any revisions to the terms of the AMC Transaction in response to a superior proposal), and (e) the effects of the acquisition proposal on the Company and its business, strategic direction, employees and customers.  If the AMC Transaction (after taking into account any revisions to the terms of the AMC Transaction in response to a superior proposal) contains substantially identical financial and other terms to those in an acquisition proposal, such acquisition proposal cannot be deemed by the Board of Directors to be a superior proposal as compared to the proposal then provided by the Investor.

In addition, the Company has agreed to cease and cause to be terminated any existing activities, discussions or negotiations with any person other than AMC and its representatives conducted with respect to any acquisition proposal and to seek to have returned to it or destroyed any confidential information regarding the Company or its subsidiaries.

Conditions to the AMC Transaction

The respective obligation of the Company and AMC to effect the AMC Transaction are subject to the satisfaction or waiver on or prior to the Closing Date of the condition that no court or other governmental entity has enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the AMC Transaction.

The obligation of the Company to effect the AMC Transaction is subject to the satisfaction or waiver of the following conditions, among others:

•

each of AMC’s representations and warranties in the Investment Agreement being true and correct in all material respects (or, to the extent any such representation and warranty is qualified by materiality, in all respects) as of the date of the Investment Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date) and the Company receiving a signed certificate from an authorized officer of AMC certifying that this condition has been satisfied; and

•

AMC having performed in all material respects all obligations required to be performed by it under the Investment Agreement at or prior to the closing date and the Company receiving a signed certificate from an authorized officer of AMC certifying that this condition has been satisfied.

•

The obligation of AMC to effect the AMC Transaction is subject to the satisfaction or waiver of the following conditions, among others:

•

(a) the representations and warranties of the Company set forth in the Investment Agreement with respect to (i) its subsidiaries, (ii) organization, standing, and corporate power, (iii) corporate authorization and enforcement, (iv) no conflicts, (v) issuance of securities, (vi) capitalization, (vii) title to assets, and (viii) application of takeover protections, being true and correct in all respects as of the date of the Investment Agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (b) each of the Company’s other representations and warranties in the Investment Agreement being true and correct in all material respects (or, to the extent any such representation and warranty is qualified by materiality, in all respects) as of the date of the Investment Agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), and AMC receiving a signed certificate from the CEO of the Company certifying that these conditions has been satisfied;

•

the Company having performed in all material respects all obligations required to be performed by it under the Investment Agreement at or prior to the closing date, and AMC receiving a signed certificate from the CEO of the Company certifying that this condition has been satisfied;

•	the approval of Proposal 2 by the Company’s stockholders;
•	the absence of a material adverse effect with respect to the Company since the date of the Investment Agreement;

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•	NASDAQ approval to list the Warrant Shares and shares to be issued to AMC as interest payments pursuant to the Credit Agreement;
•	The appointment to the Board of Directors of two directors designated by AMC;
•

trading in the Company common stock not having been suspended by the SEC or the NASDAQ (or, if the common stock is not then listed on NASDAQ, such other securities trading market upon which the common stock is then listed or traded).

•	the AMC Warrants having been duly executed by the Company and delivered to AMC; and
•	evidence acceptable to the Investor allowing for the repayment, discharge and termination in full of the all amounts due under the 2014 Credit Agreement.

Termination

The Investment Agreement may be terminated at any time prior to the Closing Date by mutual written consent of AMC and the Company. In addition, either AMC or the Company may terminate the Investment Agreement prior to the Closing Date if:

•

the closing shall not have occurred on or prior to December 31, 2016, unless the action or failure to act by the party seeking to terminate the Investment Agreement under this termination right is the principal cause of the failure of the closing to occur on or before December 31, 2016 and such action or failure to act constitutes a breach of the Investment Agreement; or

•

a U.S. court or other governmental entity shall have issued an order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the AMC Transaction, which order, decree, ruling or other action is final and non-appealable, unless the action or failure to act by the party seeking to terminate the Investment Agreement under this termination right is the principal cause of or resulted in the entry, promulgation or occurrence of such order, decree, ruling or other action.

The Investment Agreement may also be terminated by the Company if it is not in material breach of the Investment Agreement:

•

upon a breach of any representation, warranty, covenant or agreement by AMC set forth in the Investment Agreement, or if any representation or warranty of AMC shall have become untrue, in each case such that the closing conditions with respect to AMC’s representations, warranties and covenants shall have become untrue; provided that the Company may not terminate the Investment Agreement prior to 30 days following the receipt of written notice by AMC from the Company of such breach and if such breach is cured by AMC; or

•

if the Company does not obtain the required stockholder approval for the AMC Transaction at a stockholders meeting or at any adjournment or postponement of such stockholders meeting, but only if (a) the Board of Directors has changed the Company Recommendation, and (b) the Company pays the termination fee to AMC as described below.

The Investment Agreement may also be terminated by AMC if it is not in material breach of the Investment Agreement:

•

upon a breach of any representation, warranty, covenant or agreement by the Company set forth in the Investment Agreement, or if any representation or warranty of the Company shall have become untrue in each case such that the closing conditions with respect to the Company’s representations, warranties and covenants shall have become untrue; provided that AMC may not terminate the Investment Agreement prior to 30 days following the receipt of written notice by the Company from AMC of such breach and if such breach is cured by the Company;

•	if, at any time prior to the Company obtaining the required stockholder approval in connection with the AMC Transaction, the Board of Directors has changed the Company Recommendation; or
•	if the Company does not obtain the required stockholder approval in connection with the AMC Transaction at a stockholders meeting or at any adjournment or postponement of such stockholders meeting.

RLJ Entertainment, Inc.	40

Termination Fees

A termination fee equal to $5 million plus the out-of-pocket expenses incurred by AMC in connection with the AMC Transaction not to exceed $2 million shall be paid by the Company to AMC if the Investment Agreement is terminated by:

•	the Company, due to the Company’s failure to obtain the required stockholder approval in connection with the AMC Transaction after the Board of Directors changed the Company Recommendation;
•	AMC, if, at any time prior to the Company obtaining the required stockholder approval in connection with the AMC Transaction, the Board of Directors has changed the Company Recommendation;
•

AMC, if the Company does not obtain the required stockholder approval in connection with the AMC Transaction at a stockholders meeting or at any adjournment or postponement of such stockholders meeting; or

•

either the Company or AMC, if the closing shall not have occurred on or prior to December 31, 2016 and a stockholders meeting has not been held before such date, unless the action or failure to act by the party seeking to terminate the Investment Agreement under this termination right is the principal cause of the failure of the closing to occur on or before December 31, 2016 and such action or failure to act constitutes a breach of the Investment Agreement,.

Expenses

Except as described above in the section entitled “Termination Fees,” each party is responsible for paying its own fees and expenses incurred in connection with the AMC Transaction.  The Company must pay all fees payable to its transfer agent and any taxes, duties or fees levied in connection with the delivery of the AMC Warrants, shares of the Company common stock issuable upon the exercise of the AMC Warrants and shares of the Company common stock issuable pursuant to the Credit Agreement as further described in “The Credit Agreement.”

Remedies

In addition to its rights provided under the Investment Agreement or granted by law, the Company and AMC are entitled to specific performance under the Investment Agreement and any other documents related to the AMC Transaction.

Modification or Amendment

The Investment Agreement may not be modified or amended except by written agreement executed by both the Company and AMC.

The Credit Agreement

In connection with the AMC Transaction, the Company will enter into a $65.0 million Credit and Guaranty Agreement (the “Credit Agreement”) on the Closing Date, with AMC as administrative agent, collateral agent and lender.

The Credit Agreement consists of a term loan tranche in the principal amount of $5.0 million (the “Tranche A Loan”) with a maturity of one year and a term loan tranche in the principal amount of $60.0 million (the “Tranche B Loan” and together with the Tranche A Loan, the “Term Loans”) with a maturity of seven years.  The Tranche A Loan will bear interest at a rate of 7.00% per annum, with 4.00% to be paid in cash and 3.00% to be paid in shares of common stock of the Company.  The Tranche B Loan will bear interest at a rate of 6.00% per annum, with 4.00% to be paid in cash and 2.00% to be paid in shares of common stock of the Company.  For the purposes of calculating interest, the shares of Common Stock have a value of $3.00 per share.  $15.0 million of the principal of the Tranche B Loan will be due on the fifth anniversary of the Closing Date and an additional $15.0 million of principal will be due on the sixth anniversary of the Closing Date, with the remaining balance due on the seventh anniversary of the Closing Date (the “Final Maturity Date”). Interest on both the Tranche A Loan and the Tranche B Loan will be due in arrears on a quarterly basis (commencing on the first quarter after the Closing Date) and on the Final Maturity Date. The obligations under the Credit Agreement will be secured by a lien on substantially all of the assets of the Company and most of its subsidiaries.

Subject to certain customary exceptions, the Credit Agreement requires mandatory prepayments of the Term Loans if we receive proceeds from asset sales, insurance, debt issuances or the exercise of the Warrants issued by the Company. We may also make voluntary prepayments of the Term Loans.  Prepayments of the Tranche B Loan under the Credit Agreement (whether voluntary or mandatory) are subject to a prepayment premium of (a) 3% if principal is prepaid

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on or prior to the second anniversary of the Closing Date and 1.5% if principal is prepaid after the second anniversary and on or prior to the third anniversary of the Closing Date.  No prepayment premium is due for amounts prepaid after the third anniversary of the Closing Date.

We will incur $0.8 million in prepayment related fees paid to lenders under the 2014 Credit Agreement.  Repayment of amounts due pursuant to the 2014 Credit Agreement includes principal and accrued interest of $55.0 million.

The Credit Agreement contains certain financial and non-financial covenants.  Financial covenants are assessed annually and are based on Consolidated Adjusted EBITDA, as defined in the Credit Agreement.  Financial covenants vary by fiscal year and generally become more restrictive over time.  Below is a summary of the financial covenants under the Credit Agreement:

	Fiscal Year ending December 31, 2016	Fiscal Year ending December 31, 2017	Fiscal Year ending December 31, 2018	Fiscal Year ending December 31, 2019 and thereafter
Leverage Ratios:
Senior secured debt-to-Adjusted EBITDA	6.00 : 1.00	5.50 : 1.00	2.75 : 1.00	2.50 : 1.00
Total debt-to-Adjusted EBITDA	6.75 : 1.00	6.00 : 1.00	5.00 : 1.00	4.00 : 1.00
Fixed charge coverage ratio	1.00 : 1.00	1.00: 1.00	2.00 : 1.00	2.00 : 1.00

We are also obligated to maintain a minimum cash balance on any day of any fiscal year.  We must maintain $1.0 million in cash on a daily basis for fiscal year 2016, $2.0 million in cash for fiscal year 2017 and $3.5 million in cash for fiscal year 2018 and all fiscal years thereafter during the term of the Credit Agreement.

The Credit Agreement contains events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross defaults to certain other contracts (including the Investment Agreement, the AMC Warrants, the Voting Agreement, the Waiver Agreements and the Registration Rights Agreement) and indebtedness and events constituting a change of control.  The occurrence of an event of default will increase the applicable rate of interest and could result in the acceleration of our obligations under the Credit Agreement.

The Credit Agreement imposes restrictions on items such as encumbrances and liens, payments of dividends, incurrence or payment of other indebtedness, stock repurchases, and capital lease obligations.  Additional covenants restrict our ability to make certain investments, such as loans and equity investments, or investments in content that are not in the ordinary course of business.

When repaying the amounts due pursuant to the 2014 Credit Agreement, we will recognize a $3.3 million loss from the early extinguishment of debt, which is reported separately within our statement of operations.  This loss primarily represents the unamortized debt discount and deferred financing costs at the time of repayment of our prior credit facility.

The Warrants

In connection with the AMC Transaction, the Company will issue to AMC the AMC Warrants, which will entitle AMC to purchase 20,000,000 shares of Company common stock with an initial exercise date as of the Closing Date.  The first AMC Warrant entitles AMC to purchase 5,000,000 Warrant Shares and expires on the fifth anniversary of the Closing Date.  The second AMC Warrant entitles AMC to purchase 10,000,000 Warrant Shares and expires on the sixth anniversary of the Closing Date.  The third AMC Warrant entitles AMC to purchase 5,000,000 Warrant Shares and expires on the seventh anniversary of the Closing Date.  In all such cases, the exercise price will be $3.00 per share, subject to certain adjustments under the AMC Warrant.

The AMC Warrant provides for proportional adjustment of the number and kind of securities purchasable upon the exercise of the AMC Warrant and the per share exercise price upon the occurrence of certain events such as stock splits, reverse stock splits, and similar events.  If the Company issues or agrees to issue any shares of common stock for consideration per share less than the fair market value of the Company common stock in effect immediately prior to such issuance or agreement to issue (a “Dilutive Issuance”), then immediately thereafter, the exercise price shall be reduced and

RLJ Entertainment, Inc.	42

the number of shares subject to the AMC Warrant shall be increased based upon the amount by which the fair market value exceeds the issuance price and the number of shares issuable pursuant to the Dilutive Issuance.

The third AMC Warrant also provides that the number of Warrant Shares subject to the Warrants shall be increased to the extent necessary to ensure that upon the full exercise of the AMC Warrants, AMC shall hold at least 50.1% of the outstanding equity securities of the Company on a fully diluted basis (less the number of shares previously issued to AMC upon the exercise of the first two AMC Warrants and as interest payments pursuant to the Credit Agreement).

Upon the occurrence of certain fundamental transactions in which the consideration received by common stockholders is exclusively cash, the Company is required to purchase the AMC Warrant from the holder of the AMC Warrant at a price equal to the amount by which the per share price paid in such transaction exceeds the exercise price multiplied by the number of Warrant Shares remaining subject to the Warrant.  Upon the occurrence of certain fundamental transactions in which the consideration received by common stockholders is not exclusively cash, upon the subsequent exercise of the AMC Warrant, the holder of the AMC Warrant is entitled to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the transaction, the number of shares of common stock in the surviving corporation and any additional consideration receivable as a result of the transaction by a holder of the numbers of shares of common stock equal to the number of Warrant Shares remaining subject to the AMC Warrant.

The AMC Warrants may not be offered for sale, sold, transferred or assigned without the consent of the Company.

The Registration Rights Agreement

The Company will enter into a Registration Rights Agreement with AMC that requires, among other things and subject to certain exceptions, the Company to register AMC’s Company common stock under the following circumstances: (a) if the Company is eligible to file a shelf registration, within 30 days after a written request from AMC, (b) if AMC or any direct or indirect transferee of AMC’s securities provides written request to the Company to sell all or part of its Company securities, within three days of such written request, but in any case, no more than two times during any twelve month period, and (c) whenever the Company proposes to register any of its securities and AMC requests inclusion of its common stock in such registration.

The Voting Agreement

In connection with the Company entering into the Investment Agreement, certain of the Company’s directors, executives, stockholders and their affiliates, who in the aggregate hold approximately 47% of the outstanding common stock, entered into a Voting Agreement with AMC (the “Voting Agreement”).  Under the terms of the Voting Agreement, the parties are required to vote all of their shares of common stock (a) in favor of the AMC Transaction and any actions necessary to effectuate the AMC Transaction and (b) against any action or agreement made in opposition to, in competition with, or that is likely to adversely affect the timely consummation of the AMC Transaction.  In the event that the Board of Directors changes the Company Recommendation in accordance with the Investment Agreement as further described in the section entitled “The Investment Agreement – Acquisition Proposals,” the number of shares of Company common stock held by such parties subject to the voting requirements shall be reduced such that the aggregate number of shares of Company common stock held by such parties that remain subject to such voting requirements shall constitute 25% of the outstanding voting power of the Company.  After the closing of the AMC Transaction, the parties to the Voting Agreement are also required to vote all of their shares in favor of any director nominees designated by AMC in an election of directors as further described in “The Investment Agreement – Board of Directors.”

The Voting Agreement and all obligations thereunder automatically terminate upon the earlier to occur of the termination of the Investment Agreement and the agreement of the parties.  In addition, as to any individual party to the Voting Agreement, such party’s obligations under the Voting Agreement automatically terminate upon such party no longer directly or indirectly owning any of the shares of common stock subject to the Voting Agreement.

Until the earlier of the date that all stockholder approvals required in connection with the AMC Transaction are obtained and the termination of the Voting Agreement, no party shall (a) transfer any of its Company common stock, preferred stock, and/or warrants to purchase Company common stock or preferred stock, (b) enter into any voting arrangement with respect to such shares, (c) transfer such shares, (d) permit any liens to be created on such shares, or (e) agree to do any of the foregoing.  Notwithstanding the foregoing, a party to the Voting Agreement is permitted to transfer any such shares for estate planning purposes or to an affiliate, provided that such transferee shall agree in writing to be bound by the Voting Agreement.

RLJ Entertainment, Inc.	43

The Waiver Agreements

In connection with the Company entering into the Investment Agreement, substantially all of the holders of Company preferred stock, warrants issued by the Company in 2015 with an adjusted exercise price of $4.50 (the “2015 warrants”), and unsecured subordinated promissory notes issued by the Company in October 2012 (the “Subordinated Notes”) (collectively, the “Restricted Securities”) entered into Waiver Agreements with the Company, to which AMC is an express third party beneficiary (the “Waiver Agreements”).  Under the Waiver Agreements, the holders of the Restricted Securities waive certain payment rights, rights of acceleration or redemption, and any other rights or preferences to which they are entitled that may be triggered in connection with the AMC Transaction.  In addition, the holders of the Company’s Series A-1 Preferred Stock and Series A-2 Preferred Stock agreed that the size of the Board of Directors may be (a) increased from seven to nine directors in connection with AMC’s right to designate two directors upon the closing of the AMC Transaction, and (b) further adjusted as AMC deems necessary in connection with AMC’s right to designate a majority of the Board of Directors in connection with AMC’s exercise in full of the AMC Warrants, as further described in the section entitled “The Investment Agreement – Board of Directors.”

All parties to the Waiver Agreements are also prohibited from transferring any of their Restricted Securities unless the transferee of such Restricted Securities agrees in writing to be bound by the Waiver Agreements.

The Waiver Agreements and all obligations thereunder automatically terminate upon the earlier to occur of the termination of the Investment Agreement and the agreement of the parties with the prior written consent of AMC.  In addition, as to any individual party to the Waiver Agreements, such party’s obligations under the Waiver Agreements automatically terminate upon such party no longer directly or indirectly owning any Restricted Securities.

In addition, the holders of Company preferred stock and the 2015 warrants have agreed to exchange their shares of preferred stock and 2015 warrants for preferred stock and warrants with revised terms as described in the section entitled “Preferred Stock and 2015 Warrant Exchange” under Proposal 3 below.

The Executive Waiver Agreements

In connection with the Company entering into the Investment Agreement, Miguel Penella, the Chief Executive Officer of the Company, Nazir Rostom, the Chief Financial Officer of the Company, the Company’s directors and certain other officers of the Company each entered into a waiver agreement with the Company acknowledging that the closing of the AMC Transaction, the execution of the underlying transaction documents and the issuance and any subsequent exercise of the AMC Warrants do not constitute a change of control for the purposes of any benefit or compensation plan, program, policy, agreement or other arrangement or obligation of the Company to such officer.

The Stockholders Agreement

In connection with the Company entering into the Investment Agreement, the Company’s principal stockholders and the Company expect to enter into a Stockholders Agreement with AMC (the “Stockholders Agreement”).  Pursuant to the terms of the Stockholders Agreement, the principal stock holders are expected to grant AMC (i) rights of first refusal on the transfer of their Company stock, (ii) the right to require the stockholders to sell their Company stock in connection with a sale of Company stock by AMC (a so-called “drag-along” right) and (iii) the right to participate in any sale of Company stock by the stockholders on a pro rata basis (a so-called “tag-along” right).  The Company will also agree to provide AMC certain rights to purchase in certain future offerings of Company securities on a pro rata basis (a so-called “preemptive right”).

subordinated note AMENDMENTS

In connection with the AMC Transaction, the holders of the Subordinated Notes agreed to waive and/or amend certain provisions of the subordinated notes.  The holders of the Subordinated Notes agreed to consent to the AMC Transaction and waive any existing events of default or any right to exercise remedies upon a change in control of the Company in connection with the issuance or subsequent exercise of the AMC Warrants.  The payment terms of the Subordinated Notes were amended such that 25% of the outstanding principal amount on the Closing Date is due at the end of the quarters ending September 2017, December 2017 and March 2018, with the remaining outstanding principal due on the maturity date of the Subordinated Notes, which is July 31, 2018, instead of the entire principal amount being due upon maturity of the Subordinated Notes.  As of June 30, 2016, the Subordinated Notes had an aggregate outstanding principal balance of $8.6 million.

RLJ Entertainment, Inc.	44

PROPOSAL 3: Vote to approve the exchange of the existing preferred stock and 2015 warrants

Under Nasdaq Listing Rule 5550(b)(1), companies listed on NASDAQ are subject to delisting for failure to maintain a minimum stockholders equity of $2,500,000. On April 21, 2016, we received a deficiency letter from NASDAQ as our annual report on Form 10-K did not report $2,500,000 of stockholders equity. In accordance with Nasdaq Listing Rule 5810(c)(2)(C), we were provided a grace period of 45 calendar days, or until June 6, 2016, to submit a plan to regain compliance with this requirement. We submitted a plan to regain compliance by obtaining amendments of certain terms of our outstanding preferred stock and 2015 warrants, which amendments would have the accounting effect of increasing our stockholders equity in accordance with United States generally accepted accounting principles.. Based on this plan, NASDAQ granted the Company an extension until September 30, 2016 to obtain the amendments and fully implement the plan.

To fully implement the plan, the Company is proposing to exchange the outstanding preferred stock and 2015 warrants for new preferred stock and warrants with revised terms.  The Board of Directors is asking the holders of Company common stock to consider and vote on the exchange of the preferred stock and 2015 warrants. This vote is required because of the NASDAQ Stock Exchange’s shareholder approval policy.  The AMC Transaction is not conditioned on the approval of this Proposal 3.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE exchange of the existing preferred stock and 2015 warrants.

The affirmative vote of a majority of votes cast by holders of the common stock present in person or represented by proxy, and entitled to vote, at the Annual Meeting is required for the approval of the AMC Transaction.  For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the approval of this proposal.

PREFERRED STOCK and 2015 warrant exchange

The Company has outstanding 4,000 shares of Series A-1 Convertible Preferred Stock, 2,000 share of Series A-2 Convertible Preferred Stock, 7,697.53 shares of Series B-1 Convertible Preferred Stock, 16,500 share of Series B-2 Convertible Preferred Stock and 2015 warrants to purchase 3,104,628 shares of common stock. In connection with seeking to regain compliance with the NASDAQ stock market listing requirements with respect to minimum stockholders’ equity, and concurrently with the closing of the AMC Transaction, the preferred stockholders agreed to exchange their preferred stock and 2015 warrants on a share-for-shares basis for 4,000 shares of Series C-1 Convertible Preferred Stock, 2,000 share of Series C-2 Convertible Preferred Stock, 7,697.53 shares of Series D-1 Convertible Preferred Stock, 16,500 share of Series D-2 Convertible Preferred Stock and new 2015 warrants to purchase 3,104,628 shares of common stock with revised terms as follows:

•

Dividends.  Under the terms of the existing preferred stock, the Company may pay the required dividends in cash, or if the Company satisfies certain conditions upon the issuance of equity, in shares of common stock. The new preferred stock will provide that, if the Company is not permitted to pay a required dividend on the preferred stock due the Company’s failure to meet the conditions for the issuance of equity, the Company will be permitted to accrue the value of the dividend and add it to the stated value of the new preferred stock.

•

Redemption Rate.  The conversion rate of the existing preferred stock is set at the lower of (a) $3.00 per share (as adjusted for the Company’s June 24, 2016 reverse stock split) and 85% of the five-day average of the volume-weighted average price for the five trading days preceding conversion.  The new Series C-1, C-2 and D-1 Preferred Stock will be amended to set a $0.50 conversion rate floor.  (The B-2 preferred stock is already subject to a $2.49 conversion rate floor which will stay the same in the new Series D-2 preferred stock.)

•

Redemption at the Maturity Date.  Under the terms of the existing preferred stock, if the Company fails to meet certain conditions specified in the existing preferred stock with respect to the issuance of equity, it is not permitted to settle the maturity redemption obligation by the issuance of shares of common stock.  The new preferred stock will permit the Company, in any event, to settle the preferred stock upon maturity with shares of common stock, but if an equity condition failure has occurred, the Company will

RLJ Entertainment, Inc.	45

pay a penalty equal to 20% of the maturity redemption price, payable in cash or in shares of common stock.  If the Company elects to pay this penalty in shares of common stock, the number of shares will be determined by dividing the penalty amount by the market price of shares as of the maturity date, subject to a $0.50 per share floor.

•

Fundamental Transactions.  The terms of the existing preferred stock provide that the Company may be required to redeem the preferred stock for cash following the occurrence of certain fundamental transactions involving the acquisition of the Company or a controlling interest in the Company.  The new preferred stock will limit the definition of fundamental transactions to transactions approved by the Company.

•

Anti-Dilution.  The terms of the existing preferred stock currently provide that if the Company issues or agrees to issue any shares of Company common stock in a Dilutive Issuance, the conversion price of the preferred stock will be reduced to the issuance price with respect to such issuance.  The new preferred stock will provide that the conversion price shall be reduced and the number of shares subject to the preferred stock shall be increased based upon the amount by which the volume-weighted average price exceeds the issuance price and the number of shares subject to the Dilutive Issuance.

•	Warrants. The anti-dilution and redemption provisions of the new warrants held by the preferred stockholders will conform to the terms of the new preferred stock.

In addition, the AMC Transaction will trigger the exercise price adjustment provision in the 2015 warrants, and the exercise price of the 2015 warrants will be reduced from $4.50 to $3.00 upon the closing of the AMC Transaction.  In exchange for their consent to the preferred stock and 2015 warrant exchange and the execution of the Waiver Agreements, the exercise price of the 2015 warrants held by the holders of the Series A-1, A-2 and B-1 Preferred Stock will be further reduced to $1.50 per share and the 2015 warrants held by Morris Goldfarb and Peter Edwards in connection with their shares of Series B-2 Preferred Stock will be further reduced to $2.37 per share (due to an existing floor on the reduction of the exercise price of their 2015 warrants).  RLJ SPAC Acquisition, LLC, an affiliate of Robert L. Johnson, has waived further reduction of the 2015 warrant exercise price in connection with its shares of Series B-2 Preferred Stock such that the exercise price of its 2015 warrants will be set at $3.00 per share.

PROPOSAL 4: VOTE ON AN ADVISORY BASIS ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders with the opportunity to vote, on an advisory basis, on the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Please review the section of this Proxy Statement entitled “Executive Compensation” for details regarding our executive compensation program. This section includes a description of the goals of our executive compensation program and the results of this program during 2015.

The advisory resolution set forth below, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the executive compensation program for our Named Executive Officers. The “say-on-pay” proposal is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the executive compensation policies and practices described in this proxy statement. We will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of RLJ Entertainment, Inc. approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission (Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, the Summary Compensation Table and narrative discussions and the other related tables and disclosures.”

RLJ Entertainment, Inc.	46

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

The affirmative vote of a majority of votes cast by holders of the common shares present in person or represented by proxy, and entitled to vote, at the Annual Meeting is required for the approval of the resolution. For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the approval of the resolution.

We hold say-on-pay votes annually. Under the Board’s policy of providing for annual say-on-pay votes, the next say-on-pay vote will occur at our 2017 annual meeting.

PROPOSAL 5: RATIFY THE APPOINTMENT OF BDO LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016

At the request of the Audit Committee, BDO LLP will be nominated at the Annual Meeting for appointment as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016 at a remuneration to be fixed by the Audit Committee.

Representatives of BDO LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions from shareholders.

The affirmative vote of a majority of votes cast by holders of the common shares present in person or represented by proxy, and entitled to vote, at the Annual Meeting is required for the ratification of the appointment of BDO LLP as our independent registered public accounting firm. For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the appointment of BDO LLP as our independent registered public accounting firm.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO LLP AS THE COMPANY’S INDEPENDING REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

PROPOSAL 6: APPROVAL OF ADJOURNMENT OF ANNUAL MEETING

Our stockholders are being asked to consider and vote upon an adjournment of the Annual Meeting from time to time, if necessary or advisable (as determined by the Company), to solicit additional proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the AMC Transaction, the exchange of the existing preferred stock and 2015 warrants or the other proposals described in this proxy statement.

Vote Required

Approval of the adjournment of the Annual Meeting requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy, and entitled to vote at the Annual Meeting, is required to approve the adjournment of the meeting. For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the adjournment of the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT SOLICITATION OF ADDITIONAL PROXIES.

RLJ Entertainment, Inc.	47

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

We contemplate holding our 2017 Annual Meeting in May 2017.  Accordingly, the deadline for submitting proposals for inclusion in our proxy materials for the 2017 Annual Meeting is ________, 2017, by which date you must submit your proposal in writing to our Corporate Secretary at our principal executive offices at 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910.  We recommend that such proposals be sent by certified mail, return receipt requested.  Such proposals will also need to comply with the rules of the SEC regarding the inclusion of stockholder proposals in our proxy materials, and may be omitted if not in compliance with applicable requirements.

Stockholders that intend to present a proposal before the 2017 Annual Meeting but do not intend for the proposal to be included in our proxy materials for the 2017 Annual Meeting must provide notice of such proposal to our Corporate Secretary at the address indicated above no earlier than __________, 2017 and no later than __________, 2017.  The notice of such proposal must comply with the applicable provisions of our Bylaws.

In addition, our Bylaws permit stockholders to nominate directors for election at a meeting of stockholders.  To nominate a director, the stockholder must provide the information required by our Bylaws.  In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which for the 2017 Annual Meeting means that notice must be provided to our Corporate Secretary at the address indicated above no earlier than _______, 2017 and no later than _________, 2017.

For proposals that are timely filed, we retain discretion to vote proxies we receive provided that (1) we include in the proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion, and (2) the proponent does not issue a proxy statement.

HOUSEHOLDING OF PROXIES

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to RLJ Entertainment, Inc., 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910, Attention: Dawn Martens, or calling us at (301) 608‑2115.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report or proxy statement in the future, please notify your broker if your shares are held in a brokerage account (or in "street name") or us if you are a stockholder of record.  If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report or proxy statement, please notify your broker if your shares are held in a brokerage account (or in "street name") or us if you are a stockholder of record.  You can notify us by sending a written request to RLJ Entertainment, Inc., 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910, Attention: Dawn Martens, or calling us at (301) 608‑2115.

OTHER MATTERS

Management does not know of any matters to be presented at the Annual Meeting other than those set forth herein and in the notice accompanying this proxy statement.

RLJ Entertainment, Inc.	48

INCORPORATION BY REFERENCE

The SEC permits us to incorporate by reference in this proxy statement some information that is contained in other documents we file with the SEC.  This means that we may disclose important information by referring you to other documents that contain the information. The information that is incorporated by reference is considered part of this proxy statement.

We incorporate by reference the materials listed below:

Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015.

Item 1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

Item 1 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

Information in this proxy statement may add to, update or change information in a previously filed document incorporated by reference in this proxy statement.  In that case, you should rely on the information in this proxy statement.

Each person, including any beneficial owner, to whom a proxy statement is delivered will receive a copy of all of the reports or documents that we incorporate by reference in this proxy statement (except exhibits to the documents that are not specifically incorporated by reference). You may also request to receive at any time copies of all such reports or documents at no cost to you, by writing or calling us at:

Corporate Secretary

RLJ Entertainment, Inc.

8515 Georgia Avenue, Suite 650

Silver Spring, Maryland  20910

(301) 608-2115

Information about us, including the documents incorporated by reference in this proxy statement, is also available on our website at http://www.rljentertainment.com. However, the information on our website is not a part of this proxy statement, and other than the documents specifically incorporated by reference, is not incorporated by reference into this proxy statement.

RLJ Entertainment, Inc.	49

RLJ ENTERTAINMENT, INC. C/O INVESTOR RELATIONS 8515 GEORGIA AVENUE, SUITE 650 SILVER SPRING, MARYLAND 20910

VOTE BY INTERNET - www.investorvote.com/RLJE
Use the Internet to transmit your voting instructions and for electronic delivery of information up until midnight. Eastern Time on September __, 2016, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-652-VOTE (8683)

Use any touch-tone telephone to transmit your voting instructions up until midnight Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage paid envelope we have provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

RLJ ENTERTAINMENT, INC.

Stockholder Proposals

1.	Elect two Class III directors nominated by the Board of Directors for a three-year term (Proposal 1).	For all nominees listed below (except as indicated) ☐	Withhold authority to vote for all nominees ☐
Nominees: 01 Tyrone Brown (3-year term) 02 Robert L. Johnson (3-year term) (Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) below.)
_________________________________________

2.

Approval of, in connection with entering into certain arrangements with a wholly owned subsidiary of AMC Networks, Inc. (“AMC”), the issuance of shares of common stock to AMC issuable (a) upon exercise of the three warrants to be issued to AMC for an aggregate of 20 million shares of common stock and (b) as interest payments pursuant to a $65 million credit facility to be provided by AMC, which shares will exceed 50.1% of our outstanding common stock (Proposal 2)

		For ☐	Against ☐	Abstain ☐

3.

Approval of the exchange of our existing convertible preferred stock and 2015 warrants for new preferred stock and warrants and approval of the issuance of such number of shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants, including shares issuable pursuant to the anti-dilution provisions, which shares will exceed 19.99% of our outstanding common stock (Proposal 3)

		For ☐	Against ☐	Abstain ☐

4.	Approval of, on an advisory basis, the compensation of the named executive officers as disclosed in the accompanying proxy statement (Proposal 4).	For ☐	Against ☐	Abstain ☐

5.	Ratify the appointment of BDO LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 5).	For ☐	Against ☐	Abstain ☐

6.

Approval of the adjournment of the Annual Meeting from time to time, if necessary or advisable (as determined by the Company) to solicit additional proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve any of the foregoing proposals (Proposal 6).

		For ☐	Against ☐	Abstain ☐

7. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting and any matters incident to the conduct of the Meeting.

Please date this Proxy and sign exactly as your name appears hereon.  If shares are jointly held, this Proxy should be signed by each joint owner. Executors, administrators, guardians or others signing in a fiduciary capacity should state their full titles.  A Proxy executed by a corporation should be signed in its name by its president or other authorized officer.  A Proxy executed by a partnership should be signed in its name by an authorized person.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Signature	Date			Signature (Joint Owners)	Date

RLJ ENTERTAINMENT, INC.

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders

September __, 2016

The undersigned appoints Miguel Penella, Nazir Rostom and Dawn Martens, and each of them, proxies (each with full power of substitution) to represent the undersigned at the RLJ Entertainment, Inc. Annual Meeting of Stockholders to be held on September __, 2016, and any adjournments or postponements thereof and to vote the shares of the Company’s common stock held of record by the undersigned on August 22, 2016 as directed on the reverse side.

The shares represented by this Proxy will be voted as directed on the reverse side. If no direction is indicated, the shares represented by this Proxy will be voted FOR the election of two Class III directors nominated by the Board of Directors, for a three-year term in Proposal 1, FOR approval of, in connection with entering into certain arrangements with a wholly owned subsidiary of AMC Networks, Inc. (“AMC”), the issuance of shares of common stock to AMC issuable (a) upon exercise of the three warrants to be issued to AMC for an aggregate of 20 million shares of common stock and (b) as interest payments pursuant to a $65 million credit facility to be provided by AMC, which shares will exceed 50.1% of our outstanding common stock in Proposal 2, FOR approval of the exchange of the existing convertible preferred stock and 2015 warrants for new preferred stock and warrants and approval of the issuance of such number of shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants, including shares issuable pursuant to the anti-dilution provisions, which shares will exceed 19.99% of our outstanding common stock in Proposal 3, FOR approval of, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement in Proposal 4, FOR ratification of the appointment of BDO LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016 in Proposal 5, and FOR approval of the adjournment of the Annual Meeting from time to time, if necessary or advisable (as determined by the Company) to solicit additional proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve any of the foregoing proposals in Proposal 6. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated September __, 2016.

PLEASE PROMPTLY COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

PLEASE SIGN ON REVERSE SIDE